UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Soliciting Material Pursuant to §240.14a-12

AMYRIS, INC.

(Name of Registrant as Specified in its Charter)

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Dear Amyris stockholder:
You are cordially invited to attend our 2015 Annual Meeting of Stockholders to be held on Wednesday, May 20, 2015 at 2:00 p.m. Pacific Time at our headquarters located at 5885 Hollis Street, Suite 100, Emeryville, California 94608. You can find directions to our headquarters on our company website at https://amyris.com/contact-us/.
The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be voted on at the meeting. At this year’s meeting, you will be asked to elect Class II directors and ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.
Whether or not you plan to attend the annual meeting, please vote as soon as possible. You may vote over the Internet, by telephone, or by mailing a completed proxy card or voter instruction form. Voting by any of these methods will ensure that you are represented at the annual meeting.
On behalf of the Board of Directors, I want to thank you for your continued support of Amyris. We look forward to seeing you at the meeting.

John Melo
President and Chief Executive Officer
Emeryville, California
April 6, 2015
YOUR VOTE IS IMPORTANT

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible in order to ensure your representation at the meeting. You may submit your proxy and voting instructions over the Internet, by telephone, or by completing, signing, dating and returning the accompanying proxy card or voter information form as promptly as possible. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other custodian, nominee, trustee or fiduciary and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

AMYRIS, INC.
5885 Hollis Street, Suite 100
Emeryville, California 94608
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 20, 2015
The 2015 Annual Meeting of Stockholders of Amyris, Inc. will be held on Wednesday, May 20, 2015 at 2:00 p.m. Pacific Time at our headquarters located at 5885 Hollis Street, Suite 100, Emeryville, California 94608 for the following purposes:
1.
To elect the three Class II directors nominated by our Board of Directors and named herein to serve on the Board for a three-year term.

2.
To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

3.
To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. The Board of Directors has fixed the record date for the annual meeting as March 26, 2015. Only stockholders of record at the close of business on the record date may vote at the meeting or at any adjournment thereof. A list of stockholders eligible to vote at the meeting will be available for review for any purpose relating to the meeting during our regular business hours at our headquarters at 5885 Hollis Street, Suite 100, Emeryville, California 94608 for the ten days prior to the meeting.
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible in order to ensure your representation at the meeting. You may submit your proxy and voting instructions over the Internet, by telephone, or by completing, signing, dating and returning the accompanying proxy card or voter information form as promptly as possible. Under recent regulatory changes, if you have not given your broker specific instructions to do so, your broker will NOT be able to vote your shares with respect to the election of directors proposal. If you do not provide voting instructions over the Internet, by telephone, or by returning a proxy card or voter instruction form, your shares will not be voted with respect to those matters. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other custodian, nominee, trustee or fiduciary and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.
BY ORDER OF THE BOARD,

Nicholas Khadder
SVP, General Counsel and Secretary
Emeryville, California
April 6, 2015

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AMYRIS, INC.

PROXY STATEMENT
2015 ANNUAL MEETING OF STOCKHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Amyris, Inc., a Delaware corporation (referred to as “Amyris”, the “Company”, “we”, “us”, or “our”), for our 2015 Annual Meeting of Stockholders to be held at 2:00 p.m. Pacific Time on Wednesday, May 20, 2015, at our principal executive offices, and for any adjournments or postponements of the annual meeting. These proxy materials were first sent on or about April 6, 2015 to stockholders entitled to vote at the annual meeting.
Information Regarding Solicitation and Voting
Our principal executive offices are located at 5885 Hollis Street, Suite 100, Emeryville, California 94608, and our telephone number is (510) 450-0761. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
We will bear the expense of soliciting proxies. In addition to these proxy materials, our directors and employees (who will receive no compensation in addition to their regular salaries) may solicit proxies in person, by telephone or email. We will reimburse brokers, banks and other custodians, nominees and fiduciaries (or Intermediaries) for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.
Questions and Answers
Who can vote at the meeting?
The Board set March 26, 2015, as the record date for the meeting. If you owned shares of our common stock as of the close of business on March 26, 2015, you may attend and vote your shares at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of March 26, 2015, there were 79,222,633 shares of our common stock outstanding and entitled to vote.
Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?
We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to most of our stockholders of record and beneficial owners a Notice regarding Internet availability of proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice.
Why did I receive a full set of proxy materials in the mail instead of a Notice regarding the Internet availability of proxy materials?
Some stockholders may have instructed our transfer agent or intermediaries to deliver stockholder communications, such as proxy materials, in paper form. If you would prefer to receive your proxy materials over the Internet, please follow the instructions provided on your proxy card or voting instruction form to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
What is the quorum requirement for the meeting?
The holders of a majority of our outstanding shares of common stock as of the record date must be present in person or represented by proxy at the meeting in order for there to be a quorum, which is required to hold the meeting and conduct business. If there is no quorum, the holders of a majority of the shares present at the meeting may adjourn the meeting to another date.

You will be counted as present at the meeting if you are present and entitled to vote in person at the meeting or you have properly submitted a proxy card or voter instruction form, or voted by telephone or over the Internet. Both abstentions and broker non-votes (as described below) are counted for the purpose of determining the presence of a quorum.
As of the record date of March 26, 2015, there were 79,222,633 shares of our common stock outstanding and entitled to vote, which means that holders of 39,611,317 shares of our common stock must be present in person or by proxy for there to be a quorum.
What proposals will be voted on at the meeting?
There are two proposals scheduled to be voted on at the meeting:
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Proposal 1 — Election of the three Class II directors nominated by the Board and named herein to serve on the Board for a three-year term.

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Proposal 2 — Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

No appraisal or dissenters’ rights exist for any action proposed to be taken at the meeting. We will also consider any other business that properly comes before the meeting. As of the date of this Proxy Statement, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction form will vote the shares they represent using their best judgment.
How does the Board recommend I vote on the proposals?
The Board recommends that you vote:
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FOR each of the director nominees named in this Proxy Statement; and

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FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

How do I vote my shares in person at the meeting?
If your shares of Amyris common stock are registered directly in your name with our transfer agent, Wells Fargo Bank, National Association, you are considered, with respect to those shares, to be the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting.
If your shares are held in a brokerage account or by another intermediary, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the intermediary that is the record holder of the shares, giving you the right to vote the shares at the meeting. The meeting will be held on Wednesday, May 20, 2015 at 2:00 p.m. Pacific Time at our headquarters located at 5885 Hollis Street, Suite 100, Emeryville, California 94608. You can find directions to our headquarters on our company website at https://amyris.com/contact-us/.
How can I vote my shares without attending the meeting?
Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other trustee or nominee. In most cases, you will be able to do this by using the Internet, by telephone or by mail.
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Voting by Internet or telephone.   You may submit your proxy over the Internet or by telephone by following the instructions for Internet or telephone voting provided with your proxy materials and on your proxy card or voter instruction form.

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Voting by mail.   You may submit your proxy by mail by completing, signing, dating and returning your proxy card or, for shares held beneficially in street name, by following the voting instructions included by your broker or other intermediary. If you provide specific voting instructions, your shares will be voted as you have instructed.

Can I vote my shares by filling out and returning the Notice?
No. The Notice will, however, provide instructions on how to vote by Internet, by telephone, by requesting and returning a paper proxy card or voter instruction form, or by submitting a ballot in person at the meeting.
What happens if I do not give specific voting instructions?
If you are a stockholder of record and you either indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.
If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under stock market rules, the organization that holds your shares may generally vote at its discretion only on routine matters and cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of Proposal 1 (which requires a plurality of votes properly cast in person or by proxy).
Which proposals are considered “routine” and which are considered “non-routine”?
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015 (Proposal 2) is considered routine under applicable rules. The election of directors (Proposal 1) is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore we expect there to be broker non-votes on Proposal 1.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting. The inspector of election will separately count “For” and “Withhold” votes and any broker non-votes in the election of directors. Abstentions will be counted toward the vote totals for these proposals and will have the same effect as an “Against” vote.
What is the vote required to approve each of the Board’s proposals?
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Proposal 1 — Election of the Board’s three nominees for director.   The three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

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Proposal 2 — Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.   The proposal must receive a “For” vote from the holders of a majority of the votes cast on the proposal at the annual meeting in person or by proxy. Abstentions will be counted toward the vote total for the proposal and will have the same effect as an “Against” vote for this proposal.

How can I revoke my proxy and change my vote after I return my proxy card?
You may revoke your proxy and change your vote at any time before the final vote at the meeting. If you are a stockholder of record, you may do this by signing and submitting a new proxy card with a later date, by using the Internet or voting by telephone (either of which must be completed by 11:59 p.m. Pacific

Time on May 19, 2015 — your latest telephone or Internet proxy is counted), or by attending the meeting and voting in person. Attending the meeting alone will not revoke your proxy unless you specifically request that your proxy be revoked. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.
How can I find out the voting results of the meeting?
The preliminary voting results will be announced at the meeting. The final voting results will be reported in a current report on Form 8-K, which we expect to file with the Securities and Exchange Commission within four business days after the meeting. If final voting results are not available within four business days after the meeting, we intend to file a current report on Form 8-K reporting the preliminary voting results within that period, and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

Forward-Looking Statements
This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of such words as “expects,” “anticipates,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “will,” “projects” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. We caution that a variety of factors, including but not limited to the following, could cause our results to differ materially from those expressed or implied in our forward-looking statements: our cash position and ability to fund our operations; difficulties in predicting future revenues and financial results; the potential loss of, or inability to secure relationships with key distributors, customers or partners; our limited operating history and lack of revenues generated from the sale of our renewable products; our inability to decrease production costs to enable sales of our products at competitive prices; delays in production and commercialization of products due to technical, operational, cost and counterparty challenges; challenges in developing customer base in markets with established and sophisticated competitors; currency exchange rate and commodity price fluctuations; changes in regulatory schemes governing genetically modified organisms and renewable fuels and chemicals; and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Periodic Reports on Form 8-K. Except as required by law, we assume no obligation to update any forward-looking information that is included in this Proxy Statement.

Proposal 1 —
Election of Directors
General
Under our certificate of incorporation and bylaws, the number of authorized Amyris directors has been fixed at 10 and the Board is divided into three classes with staggered three-year terms:
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Class I directors, whose term will expire at the annual meeting of stockholders to be held in 2017;

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Class II directors, whose initial term expires at this annual meeting and who are nominated for re-election;

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Class III directors, whose term will expire at the annual meeting of stockholders to be held in 2016.

In accordance with our certificate of incorporation, the Board has assigned each member of the Board to one of the three classes, with the number of directors in each class divided as equally as reasonably possible. As of the date of this Proxy Statement, there are four Class I seats, three Class II seats, and three Class III seats constituting the 10 seats on the Board.
Stockholders are being asked to vote for the three Class II nominees listed below to serve until our 2018 Annual Meeting of Stockholders and until each such director’s successor has been elected and qualified, or each such director’s earlier death, resignation or removal. The nominees are all current directors of Amyris. Dr. Chua was appointed by the unanimous written consent of the Board in 2012 and was designated by Maxwell (Mauritius) Pte Ltd (“Maxwell”) under an agreement between Amyris and Maxwell. Mr. Melo was appointed by the unanimous written consent of the Board in connection with our 2010 reincorporation in Delaware and in preparation for our initial public offering, and served on the board of directors of our California corporation predecessor. Mr. Williams was appointed at a meeting of the Board in 2013, filling a vacancy on the Board.
Vote Required and Board Recommendation
Directors are elected by a plurality of the votes properly cast in person or by proxy. This means that the three Class II nominees receiving the highest number of affirmative (i.e., “For”) votes will be elected. At the annual meeting, proxies cannot be voted for a greater number of persons than the three nominees named in this Proposal 1 and stockholders cannot cumulate votes in the election of directors. Shares represented by executed proxies will be voted by the proxy holders, if authority to do so is not withheld for any or all of the nominees, “For” the election of the three nominees named below. If any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for a nominee, if any, designated by the Board to fill the vacancy. As of the date of this Proxy Statement, the Board is not aware that any nominee up for election is unable or will decline to serve as a director. If you hold shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote so that your vote can be counted on this proposal.
The Board recommends a vote “FOR” each nominee.

Business Experience and Qualifications of Directors
The following tables and biographies set forth information for each nominee for election at the annual meeting and for each director of Amyris whose term of office will continue after the annual meeting:
Nominees for Class II Directors for a Term Expiring in 2018
Name	Age	Amyris Offices and Positions
Nam-Hai Chua, Ph.D.	70	Director, Member of Leadership Development and Compensation Committee
John Melo	49	Director, President and Chief Executive Officer
R. Neil Williams	62	Director, Chair of Audit Committee
Dr. Nam-Hai Chua has been a member of the Board since June 2012. Professor Chua has been Andrew W. Mellon Professor and Head of the Laboratory of Plant Molecular Biology at Rockefeller University since 1981. Previously, he served as Associate Professor (1977 – 1981), Assistant Professor (1971 – 1977), and Research Associate (1971 – 1973) at the same university. From 1969 to 1971, he served as Lecturer in the Department of Biochemistry of the Singapore Medical School. Professor Chua was a director of Delta and Pine Land (DLP) from 1993 until it was sold to Monsanto in 2007. He also served as a director of Arpida Ltd. (Muechenstein, Switzerland) from 2004 to 2008 and as chairman of its compensation committee from 2006 to 2008. He has been a director of Temasek Life Sciences Laboratory, Singapore, and chairman of its Strategic Research Program, since 2003, and was appointed Deputy Chairman, Management Board of Temasek Life Sciences Laboratory in October 2012. Professor Chua received his Bachelor of Science degree from the University of Singapore, and Master of Arts and Doctor of Philosophy degrees from Harvard University. Professor Chua provides the Board with insight into the fundamental science behind our technology, including the molecular biology and genetics underlying our strain engineering efforts.
John Melo has nearly three decades of combined experience as an entrepreneur and thought leader in the global fuels industry and technology innovation. Mr. Melo has served as our Chief Executive Officer and a director since January 2007 and as our President since June 2008. Before joining Amyris, Mr. Melo served in various senior executive positions at BP Plc (formerly British Petroleum), one of the world’s largest energy firms, from 1997 to 2006, most recently as President of U.S. Fuels Operations from 2004 until December 2006, and previously as Chief Information Officer of the refining and marketing segment from 2001 to 2003, Senior Advisor for e-business strategy to Lord Browne, BP Chief Executive, from 2000 to 2001, and Director of Global Brand Development from 1999 to 2000. Before joining BP, Mr. Melo was with Ernst & Young, an accounting firm, from 1996 to 1997, and a member of the management teams of several startup companies, including Computer Aided Services, a management systems integration company, and Alldata Corporation, a provider of automobile repair software to the automotive service industry. Mr. Melo currently serves on the board of directors of U.S. Venture, Inc. and Renmatix, Inc., and also serves as Vice Chairman of the board of directors of BayBio. Mr. Melo was formerly an appointed member to the U.S. section of the U.S.-Brazil CEO Forum. Mr. Melo’s experience as a senior executive at one of the world’s largest energy companies provides critical leadership in shaping strategic direction and business transactions, and in building teams to drive innovation.
R. Neil Williams has been a member of the Board since May 2013. Mr. Williams has served as Senior Vice President and Chief Financial Officer of Intuit Inc. since January 2008. He is responsible for all financial aspects of Intuit, including corporate strategy and business development, investor relations, financial operations and real estate. Before joining Intuit, Mr. Williams was the Executive Vice President and Chief Financial Officer for Visa U.S.A., Inc. In that role, he led all financial functions for Visa U.S.A., Inc. and its subsidiaries, including financial planning, business planning and financial monitoring. Mr. Williams concurrently served as Chief Financial Officer for Inovant LLC, Visa’s global information technology organization, responsible for global transactions processing and technology development. His previous banking experience includes senior financial positions at commercial banks in the Southern and Midwest regions of the United States. Since March 2012, Mr. Williams has also served as a Board Member and chair of the Audit Committee of RingCentral, Inc. Mr. Williams is a certified public accountant and received his Bachelor’s degree in business administration from the University of Southern Mississippi. Mr. Williams’ expertise in accounting, finance and management enables him to provide important insight and guidance to our management team and Board and to serve as chair of our Audit Committee.
Incumbent Class III Directors with a Term Expiring in 2016
Name	Age	Amyris Offices and Positions
Philippe Boisseau	53	Director
John Doerr	63	Director, Chair of Nominating and Governance Committee and Member of Leadership Development and Compensation Committee
Patrick Yang, Ph.D.	67	Director
Philippe Boisseau has been a member of the Board since November 2010. Mr. Boisseau has served as President, Marketing and a member of the Executive Committee of Total S.A., a French oil and gas company, since January 2012. Previously, Mr. Boisseau served as President of Total Energies Nouvelles Activités USA (formerly known as Total Gas & Power USA, SAS) (“Total”), an affiliate of Total S.A. from February 2007 to December 2011. He also previously served as a member of Total S.A.’s Management Committee since January 2005. He served as President, Middle East of Total S.A.’s Exploration & Production division between 2002 and February 2007 and, before that, as General Manager of Total Austral in Argentina from 1999 to 2002. From 1995 to 1999, he worked in several management positions within the Refining and Marketing division in the United States and France. At the beginning of his career, he served in various positions within French government ministries. He graduated from the leading French engineering school, Ecole Polytechnique, and also has a DEA (master’s degree) in particle physics from the Ecole Normale Supérieure. Mr. Boisseau’s knowledge and experience in the development of alternative energy businesses and their interface with and integration into the traditional energy industry enables him to make a strategic contribution to the Board and provide guidance to the management team in these domains.
John Doerr has been a member of the Board since May 2006. Mr. Doerr has been a Partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since 1980. Mr. Doerr currently serves on the board of directors of Google Inc., as well as on the boards of directors of numerous private companies. In the past five years, Mr. Doerr has also served on the boards of directors of Amazon.com, Inc. and Move, Inc. (formerly Homestore.com, Inc.). Mr. Doerr holds a Bachelor of Science and a Master of Science in Electrical Engineering and Computer Science degrees from Rice University and a Master of Business Administration degree from Harvard University. Mr. Doerr’s global business leadership as general partner of Kleiner Perkins Caufield & Byers, as well as his outside board experience as director of several public companies, enables him to provide valuable insight and guidance to our management team and the Board.
Dr. Patrick Yang has been a member of the Board since July 2014. Dr. Yang served as Executive Vice President and Global Head of Technical Operations for F. Hoffmann-La Roche Ltd. (“Roche”), where he was responsible for Roche’s pharmaceutical and biotech manufacturing operations, process development, quality, regulatory, supply management and distribution functions. Before joining Roche, Dr. Yang worked for Genentech Inc., where he most recently served as Executive Vice President of Product Operations, and was responsible for manufacturing, process development, quality, regulatory affairs and distribution functions. Prior to joining Genentech Inc., Dr. Yang worked for Merck & Co., where he held several leadership roles including Vice President of Asia/Pacific Manufacturing Operations and Vice President of Supply Chain Management. He also previously worked at General Electric Co. and Life Systems, Inc. Dr. Yang’s experience with the biotechnology industry and operations has enabled him to provide insight and guidance to our management team and the Board.

Incumbent Class I Directors with a Term Expiring in 2017
Name	Age	Amyris Offices and Positions
Geoffrey Duyk, M.D., Ph.D.	55	Director, Member of Audit Committee, Interim Chairman of the Board
Carole Piwnica	57	Director, Chair of Leadership Development and Compensation Committee and Member of Nominating and Governance Committee
Fernando de Castro Reinach, Ph.D.	58	Director, Member of Audit Committee
HH Sheikh Abdullah bin Khalifa Al Thani	55	Director
Dr. Geoffrey Duyk has been a member of the Board since May 2012 and has served as the interim Chairman of the Board since May 2014. Dr. Duyk previously served on the Board from May 2006 to May 2011. Dr. Duyk is a partner of TPG Biotech, an affiliate of TPG Biotechnology Partners II, L.P. Previously, he served on the board of directors and was President of Research and Development at Exelixis, Inc., a biopharmaceutical company focusing on drug discovery, from 1996 to 2003. Prior to Exelixis, Dr. Duyk was Vice President of Genomics and one of the founding scientific staff at Millennium Pharmaceuticals, from 1993 to 1996. Before that, Dr. Duyk was an Assistant Professor at Harvard Medical School in the Department of Genetics and Assistant Investigator of the Howard Hughes Medical Institute. Dr. Duyk currently serves on the boards of directors of several private companies and the non-profit Wesleyan University Board of Trustees. He served on the board of directors of Agria Corporation from August 2007 to May 2009, Cardiovascular Systems, Inc. (formerly Replidyne, Inc.) from 2004 to February 2009, and Exelixis, Inc. from 1996 to 2003. Dr. Duyk holds a Bachelor of Arts degree in Biology from Wesleyan University and Doctor of Philosophy and Medicine degrees from Case Western Reserve University. Dr. Duyk’s experience with the biotechnology industry enables him to provide insight and guidance to our management team and Board.
Carole Piwnica has been a member of the Board since September 2009. Ms. Piwnica has been Director of NAXOS UK, a consulting firm advising private equity, since January 2008. Previously, Ms. Piwnica served as a director, from 1996 to 2006, and Vice-Chairman of Governmental Affairs, from 2000 to 2006, of Tate & Lyle Plc, a European food and agricultural ingredients company. She was a chairman of Amylum Group, a European food ingredient company and affiliate of Tate & Lyle Plc, from 1996 to 2000. Ms. Piwnica was a member of the board of directors of Aviva plc, a British insurance company, from May 2003 to December 2011, a member of the Biotech Advisory Council of Monsanto from May 2006 to October 2009, a member of the board of directors of Dairy Crest from 2007 until 2010, a member of the board of directors of Toepfer Gmbh from 1996 until 2010 and a member of the board of directors of Louis Delhaize (retail, Belgium) from 2010 until 2013. In 2010, Ms. Piwnica was appointed as a member of the boards of Eutelsat (satellites, France) and Sanofi (pharmaceuticals, France). Ms. Piwnica holds a Law degree from the Université Libre de Bruxelles and a Master of Laws degree from New York University. She has also been a member of the bar association of the state of New York, USA, since 1985 and was a member of the bar association of Paris, France from 1988 until 2013. Based on her multinational corporate leadership experience and extensive legal and corporate governance experience, Ms. Piwnica contributes guidance to the management team and the Board in leadership of multinational agricultural processing businesses and on legal and corporate governance obligations and best practices.
Dr. Fernando de Castro Reinach has been a member of the Board since September 2008. Dr. Reinach has been a managing partner of Pitanga Fund, a venture capital fund based in Brazil, since May 2011 and served as a consultant to Votorantim Novos Negócios Ltda., the private equity arm of Votorantim Group, a large Brazilian industrial group, from June 2010 to February 2015. From 2001 to May 2010, Dr. Reinach was a General Partner at Votorantim Novos Negócios Ltda. Before joining Votorantim, he was involved in the creation of two companies, Genomic Engenharia Molecular Ltda., a molecular diagnostic laboratory, and .ComDominio S/A, a datacenter company. Dr. Reinach holds a Bachelor of Science degree in biology from the University of São Paulo and a Doctor of Philosophy degree in Cell and Molecular Biology from Cornell University Medical College. Dr. Reinach’s experience with Brazilian business practices enables him to provide important insight and guidance to our management team and Board and to assist management with establishing and developing operations in Brazil.

HH Sheikh Abdullah bin Khalifa Al Thani (“HH”) has been a member of the Board since March 2012. HH has served as Special Advisor to the Emir since his appointment in April 2007, and was Prime Minister of Qatar from October 1996 to April 2007. HH has served as Chairman of the board of directors of Qatar Investment and Projects Development Holding Company, a Qatari investment group, since March 2011 and as Chairman of the board of directors of Specialized International Services (SIS) Qatar, a business investment company, since October 2011. HH graduated from the Royal Military Academy Sandhurst. HH brings the Board and our management team extensive experience in project development and investment, and his international stature and resources provide us with potential additional opportunities to build and finance our business.
Arrangements Concerning Selection of Directors
There are no arrangements between any of the nominees and any other party pursuant to which such nominee has been selected as a nominee for election at the annual meeting other than our arrangements with Maxwell regarding the nomination of Dr. Chua described below.
In February 2012, pursuant to a Letter Agreement (the “Letter Agreement”) in connection with a sale of our common stock to certain investors including Biolding Investment SA (“Biolding”), Naxyris SA, an investment vehicle owned by Naxos Capital Partners SCA Sicar (“Naxos”), and Maxwell, we agreed to appoint to the Board certain persons designated by each such investor. Under the Letter Agreement, we agreed to appoint, and to use reasonable efforts consistent with the Board’s fiduciary duties, to cause the re-nomination by the Board in the future:
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One person designated by Biolding to serve as a member of the Board. Pursuant to the Letter Agreement, Biolding (an affiliate of HH) designated HH to serve on the Board. Biolding purchased 2,595,155 shares our common stock in the offering. Biolding’s designation rights terminate upon a sale of Amyris or upon Biolding holding less than 2,595,155 shares of our common stock. As of March 15, 2015, Biolding beneficially owned 7,484,601 shares of our common stock, representing approximately 9.5% of our outstanding common stock.

•
One person designated by Naxos to serve as a member of the Board. Pursuant to the Letter Agreement, Naxos designated Ms. Piwnica (who was already on the Board) to serve as the Naxos representative on the Board. Naxos purchased 1,730,103 shares of our common stock in the offering. Naxyris’ designation rights terminate upon a sale of Amyris or Naxos holding less than 1,730,103 shares of our common stock. As of March 15, 2015, Naxos beneficially owned 5,639,398 shares of our common stock, representing approximately 7.1% of our outstanding common stock.

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One person designated by Maxwell to serve as a member of the Board. Maxwell later designated Dr. Chua to serve as the Maxwell representative on the Board. Maxwell purchased 2,595,155 shares our common stock in the offering. Maxwell’s designation rights terminate upon a sale of Amyris, Maxwell holding less than 2,595,155 shares of our common stock. As of March 15, 2015, Maxwell beneficially owned 39,781,036 shares of our common stock, representing approximately 36.6% of our outstanding common stock (this includes the assumed conversion of certain convertible promissory notes held by Maxwell, as described below under the Section titled “Security Ownership of Certain Beneficial Owners and Management”).

Mr. Doerr was appointed to the Board by Kleiner Perkins Caufield & Byers pursuant to a voting agreement as most recently amended and restated on June 21, 2010. As of the date of this Proxy Statement, notwithstanding the expiration of the voting agreement upon completion of our initial public offering in September 2010, Mr. Doerr continues to serve on the Board and we expect him to continue to serve as a director until his resignation or until his successor is duly elected by the holders of our common stock.
Mr. Boisseau was designated to serve on the Board by Total under a letter agreement between Amyris and Total. In June 2010, we issued Series D preferred stock to Total that converted into shares of our common stock upon the completion of our initial public offering in September 2010. In connection with such equity investment, we agreed to appoint a person designated by Total to serve as a member of the Board, and to use reasonable efforts, consistent with the Board’s fiduciary duties, to cause the director designated by Total to be re-nominated by the Board in the future. These designation rights terminate upon the earlier of Total holding less than half of the shares of common stock issued upon conversion of the Series D preferred stock or a sale of Amyris. As of March 15, 2015, Total beneficially owned 22,796,507 shares of our common stock, representing approximately 25.8% of our outstanding common stock (this includes the assumed conversion of certain convertible promissory notes held by Total, as described below under the Section titled “Security Ownership of Certain Beneficial Owners and Management”).
Independence of Directors
Under the corporate governance rules of The NASDAQ Stock Market (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board and the Nominating and Governance Committee of the Board consult with our legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of  “independent,” including those set forth in the applicable NASDAQ rules. The NASDAQ criteria include various objective standards and a subjective test. A member of the Board is not considered independent under the objective standards if, for example, he or she is, or at any time during the past three years was, employed by Amyris, he or she received compensation (other than standard compensation for Board service) in excess of  $120,000 during a period of twelve months within the past three years, or he or she is an executive officer of any organization to which Amyris made, or from which the Amyris received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s gross revenues for that year, or $200,000, whichever is more (other than payments arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs). Mr. Melo is not deemed independent because he is an Amyris employee. Mr. Boisseau is not deemed independent because he is an officer of Total S.A., an affiliate of Total (with which we have a joint venture arrangement that may involve annual payments exceeding 5% of our yearly gross revenues and $200,000, as described in more detail later in this Proxy Statement under the caption “Transactions with Related Persons”). Dr. Yang is not deemed independent because, prior to serving on the Board, Dr. Yang worked as a consultant to the Company from September 2013 through July 2014 and received compensation in excess of  $120,000 during such period for such services.
The subjective test under the NASDAQ criteria for director independence requires that each independent director not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The subjective evaluation of director independence by the Board was made in the context of the objective standards referenced above. In making independence determinations, the Board generally considers commercial, financial and professional services, and other transactions and relationships between Amyris and each director and his or her family members and affiliated entities. For each of the directors other than Messrs. Boisseau and Melo and Dr. Yang, the Board determined that none of the transactions or other relationships exceeded NASDAQ objective standards and none would otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board considered certain relationships that did not exceed NASDAQ objective standards and determined that none of these relationships would interfere with the exercise of independent judgment by the director in carrying out his or her responsibilities as a director. The following is a description of these relationships:
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Dr. Chua was designated to serve as our director by Maxwell. As of March 15, 2015, Maxwell beneficially owned 39,781,036 shares of our common stock, which represented approximately 36.6% of our outstanding common stock. Dr. Chua is a project director for the Temasek Life Sciences Institute (an affiliate of Maxwell) and Deputy Chairman, Board of Directors, for the Temasek Life Sciences Laboratory (an affiliate of Maxwell). He is also Chief Scientific Advisor of Wilmar International Limited, a collaboration partner of Amyris.

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Mr. Doerr is a manager of the general partners of entities affiliated with KPCB Holdings, Inc. As of March 15, 2015, KPCB Holdings, Inc., as nominee for entities affiliated with Kleiner Perkins Caufield & Byers, held 4,183,224 shares of our common stock, which represented approximately 5.3% of our outstanding common stock. In addition, as of March 15, 2015, Mr. Doerr beneficially owned 7,220,345 shares of our common stock (including 3,937,217 shares held by KPCB Holdings, Inc. as nominee, and 3,271,128 other shares beneficially owned by Mr. Doerr, including shares issued directly to Mr. Doerr and held by a trust and an investment entity under Mr. Doerr’s control), which represented approximately 9.1% of our outstanding common stock.

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Dr. Duyk is a partner of TPG Biotech, an affiliate of TPG Biotechnology Partners II, L.P. As of March 15, 2015, TPG Biotechnology Partners II, L.P. beneficially owned 3,978,660 shares of our common stock, which represented approximately 5.0% of our outstanding common stock.

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Ms. Piwnica was designated to serve as our director by Naxyris SA. As of March 15, 2015, Naxyris SA beneficially owned 5,639,398 shares of our common stock, which represented approximately 7.1% of our outstanding common stock.

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Dr. Reinach was an affiliate of the parent company of Lit Tele LLC during 2010 and continues to have a consulting relationship with such company. As of January 15, 2015, Lit Tele was the record owner of 1,463,793 shares of our common stock, representing approximately 1.8% of our outstanding common stock. Additionally, Dr. Reinach is the sole director of Sualk Capital Ltd, which purchased 170,397 shares of our common stock in private placement offerings during 2012.

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HH indirectly owns, and was designated to serve as our director by, Biolding. As of March 15, 2015, Biolding beneficially owned 7,484,601 shares of our common stock, representing approximately 9.5% of our outstanding common stock.

Maxwell, Naxyris SA, TPG Biotechnology Partners II, L.P., entities affiliated with KPCB Holdings, Inc. and Lit Tele LLC, purchased shares of our predecessor’s preferred stock in a series of preferred stock financings completed during the period from May 2006 through January 2010, and such preferred stock converted to common stock on completion of our initial public offering.
Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, Amyris, our executive officers and our independent registered public accounting firm, the Board affirmatively determined that a majority of our Board is comprised of independent directors, and that the following directors are independent: Nam-Hai Chua, John Doerr, Geoffrey Duyk, Carole Piwnica, Fernando de Castro Reinach, HH and R. Neil Williams.
Board Leadership Structure
Our Board is composed of our Chief Executive Officer, John Melo, and nine non-management directors. Geoffrey Duyk, one of our independent directors, currently serves the principal Board leadership role as the Board’s interim Chair. Our Board expects to appoint an independent director as permanent Chair. The Board does not have any policy that the Chair must necessarily be separate from the chief executive officer, but the Board appointed Dr. Duyk as interim Chairman in May 2014 until a permanent Chair could be identified. Dr. Duyk’s (and his successor’s) responsibilities as Chairman include providing input on Board agendas and working with management to develop agendas for meetings, calling special meetings of the Board, presiding at executive sessions of independent Board members, gathering input from Board members on chief executive officer performance and providing feedback to the chief executive officer, and gathering input from Board members after meetings and through an annual self-assessment process and communicating feedback to the Board and the Chief Executive Officer, as appropriate, and serving as Chief Executive Officer in the absence of another designated Chief Executive Officer. The Board believes that having an independent Chair helps reinforce the Board’s independence from management in its oversight of our business and affairs. In addition, the Board believes that this structure helps to create an environment that is conducive to objective evaluation and oversight of management’s performance and related compensation, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in our best interests and those of our stockholders. Further, this structure permits our Chief Executive Officer to focus on the management of our day-to-day operations. Accordingly, we believe our current Board leadership structure contributes to the effectiveness of the Board as a whole and, as a result, is the most appropriate structure for us at the present time.
Role of the Board in Risk Oversight
We consider risk as part of our regular consideration of business strategy and decisions. Assessing and managing risk is the responsibility of our management, which establishes and maintains risk management processes, including prioritization processes, action plans and mitigation measures, designed to balance the risk and benefit of opportunities and strategies. It is management’s responsibility to anticipate, identify and communicate risks to the Board and/or its committees. The Board as a whole oversees our risk management systems and processes, as implemented by management and the Board’s committees. As part of its oversight role, the Board has established an enterprise risk management process that involves management discussions with and updates to members of the Audit Committee regarding enterprise risk prioritization and mitigation. In addition, the Board uses its committees to assist in its risk oversight function as follows:
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The Audit Committee has responsibility for overseeing our financial controls and risk and legal and regulatory matters.

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The Leadership Development and Compensation Committee is responsible for oversight of risk associated with our compensation plans.

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The Nominating and Governance Committee is responsible for oversight of Board processes and corporate governance related risks.

The Board receives regular reports from committee Chairs regarding the committees’ activities. In addition, discussions with the Board about our strategic plan and objectives, business results, financial condition, compensation programs, strategic transactions, and other business discussed with the Board, include a discussion of the risks associated with the particular item under consideration.
Meetings of the Board and Committees
During fiscal year 2014, our Board had six meetings, and its three standing committees (the Audit Committee, Leadership Development and Compensation Committee, and Nominating and Governance Committee) collectively had 15 meetings. With the exception of Dr. Levinson (who departed the Board in May 2014), HH, and Mr. Boisseau (who was unable to attend two meetings for the reasons described below), each incumbent director attended at least 75% of the meetings (held during the period that such director served) of the Board and the committees on which such director served in fiscal year 2014. Mr. Boisseau did not attend two meetings because the meetings were to address transactions relating to Total; if he had been able to attend those meetings, he would have attended all of the Board meetings held during 2014. The Board’s policy is that directors are encouraged to attend our annual meetings of stockholders. One director attended our 2014 annual meeting of stockholders.
The following table provides membership and meeting information for the Board and its committees in fiscal year 2014:
Member of the Board in Fiscal Year 2014	Board	Audit Committee	Leadership Development and Compensation Committee	Nominating and Governance Committee
Philippe Boisseau(1)	X
Nam-Hai Chua, Ph.D	X		X
John Doerr	X		X	Chair
Geoffrey Duyk, M.D., Ph.D(2)	X	X
Arthur Levinson, Ph.D(3)	X
John Melo	X
Carole Piwnica	X		Chair	X
Fernando de Castro Reinach, Ph.D	X	X
HH Sheikh Abdullah bin Khalifa Al Thani(4)	X
R. Neil Williams	X	Chair
Patrick Yang, Ph.D.(5)	X
Total meetings in fiscal year 2014(6)	6	6	6	3

(1)
Mr. Boisseau attended four of six Board meetings held during the year. Mr. Boisseau did not attend two meetings because the meetings were to address transactions relating to Total.

(2)
Dr. Duyk assumed the role of interim Chair of the Board in May 2014 following Dr. Levinson’s resignation.

(3)
Dr. Levinson resigned from the Board in May 2014. Dr. Levinson attended one of three Board meetings that were held prior to his resignation.

(4)
HH attended three of six Board meetings held during the year.

(5)
Dr. Yang was appointed to the Board, effective July 2014 following Dr. Levinson’s resignation in May 2014.

(6)
Includes one concurrent meeting of the Board and Leadership Development and Compensation Committee.

Committees of the Board
Our Board has established an Audit Committee, a Leadership Development and Compensation Committee, and a Nominating and Governance Committee, each as described below. Members serve on these committees until their resignations or until otherwise determined by the Board.
Audit Committee
The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and assists the Board in fulfilling the Board’s oversight of our accounting and system of internal controls, the quality and integrity of our financial reports, and the retention, independence and performance of our independent registered public accounting firm.
Under NASDAQ rules, we must have an audit committee of at least three members, each of whom must be independent as defined under the rules and regulations of NASDAQ the Securities and Exchange Commission (the “SEC”) rules and regulations. Our Audit Committee is currently composed of three directors: Mr. Williams and Drs. Duyk and Reinach. Mr. Williams is the Chair of the Audit Committee. The composition of the Audit Committee meets the requirements for independence under current NASDAQ and SEC rules and regulations. The Board has determined that each member of the Audit Committee is independent (as defined in the relevant NASDAQ and SEC rules and regulations), and is financially literate and able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, the Board has determined that Mr. Williams is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”) with employment experience in finance and accounting and other comparable experience that results in his financial sophistication. Being an “audit committee financial expert” does not impose on Mr. Williams any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board. The Board has adopted a written charter for our Audit Committee that is posted on our company website at http://investors.amyris.com/governance.cfm.
The Audit Committee performs the following functions:
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oversees our accounting and financial reporting processes and audits of our consolidated financial statements;

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oversees our relationship with our independent auditors, including appointing and changing our independent auditors and ensuring their independence;

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reviews and approves the audit and permissible non-audit services to be provided to us by our independent auditors;

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facilitates communication among the independent auditors, our financial and senior management, and the Board; and

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monitors the periodic reviews of the adequacy of our accounting and financial reporting processes and systems of internal control.

In addition, the Audit Committee generally reviews and approves any proposed transaction between Amyris and any related party, establishes procedures for receipt, retention and treatment of complaints received by Amyris regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of Amyris, of their concerns regarding questionable accounting or auditing matters (including administration of our whistleblower policy established by the Nominating and Governance Committee), and oversees the review of any complaints and submissions received through the complaint and anonymous reporting procedures.
Leadership Development and Compensation Committee
Under NASDAQ rules, compensation of the executive officers of a company must be determined, or recommended to the Board for determination, either by independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate, or by a compensation committee composed solely of independent directors. Amyris has established the Leadership Development and Compensation Committee for such matters, which is currently composed of three directors: Mr. Doerr, Ms. Piwnica and Dr. Chua. Ms. Piwnica is the Chair of the Leadership Development and Compensation Committee. The Board has determined that each member of the Leadership Development and Compensation Committee is independent (as defined in the relevant NASDAQ and SEC rules and regulations). The Board has adopted a written charter for our Leadership Development and Compensation Committee that is posted on our company website at http://investors.amyris.com/governance.cfm.
The purpose of the Leadership Development and Compensation Committee is to provide guidance and periodic monitoring for all of our compensation, benefit, perquisite and employee equity programs. The Leadership Development and Compensation Committee, through delegation from the Board, has principal responsibility to evaluate, recommend, approve and review executive officer and director compensation arrangements, plans, policies and programs maintained by Amyris and to administer our cash-based and equity-based compensation plans, and may also make recommendations to the Board regarding the Board’s remaining responsibilities relating to executive compensation. The Leadership Development and Compensation Committee discharges the responsibilities of the Board relating to compensation of our executive officers, and, among other things:
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reviews and approves the compensation of our executive officers;

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reviews and recommends to the Board the compensation of our directors;

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reviews and approves the terms of any compensation agreements with our executive officers;

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administers our stock and equity incentive plans;

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reviews and makes recommendations to the Board with respect to incentive compensation and equity plans; and

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establishes and reviews our overall compensation strategy.

The Leadership Development and Compensation Committee also reviews the Compensation Discussion and Analysis section of our Annual Report on Form 10-K and Proxy Statement and recommends to the Board whether it be included in the Proxy Statement, and prepares a report of the Leadership Development and Compensation Committee for inclusion in the Annual Report on Form 10-K and Proxy Statement for our annual meetings in accordance with SEC rules. The Leadership Development and Compensation Committee has authority to form and delegate authority to subcommittees, as appropriate.
The Board has established a Management Committee for Employee Equity Awards, consisting of our Chief Human Resources Officer and our Chief Executive Officer. This committee may grant stock awards to employees who are not officers (as that term is defined in Section 16 of the Exchange Act and Rule 16a-1 promulgated under the Exchange Act) of Amyris, provided that this committee is authorized to grant only stock awards that meet stock award grant guidelines approved by the Board or Leadership Development and Compensation Committee. These guidelines set forth, among other things, any limit imposed by the

Board or Leadership Development and Compensation Committee on the total number of shares that may be subject to equity awards granted to employees by the Management Committee for Employee Equity Awards, and any requirements as to the size of an award based on the seniority of an employee or other factors.
Under its charter, the Leadership Development and Compensation Committee, has the authority, at the expense of Amyris, to retain legal and other consultants, accountants, experts and advisors of its choice to assist the Leadership Development and Compensation Committee in connection with its functions. During the past fiscal year, the Leadership Development and Compensation Committee engaged Compensia, Inc. as its compensation consultant. (Compensia also served as the Committee’s compensation consultant for 2012 and 2013.) Compensia provided the following services during fiscal year 2014 (or in connection with 2014 compensation):
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reviewed and provided recommendations on composition of the Peer Group, and provided compensation data relating to executives at the selected Peer Group companies;

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conducted a review of the total compensation arrangements for all executive officers of Amyris;

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provided advice on executive officers’ compensation, including composition of compensation for base pay, short-term incentive (cash bonus) plan and long-term incentive (equity) plans;

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provided advice on executive officers’ cash bonus plan;

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assisted with executive equity program design, including analysis of equity mix, aggregate share usage and target grant levels;

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provided advice and recommendations regarding executive prerequisites including our executive severance and change in control plan;

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conducted a Board compensation review and provided recommendations to the Leadership Development and Compensation Committee regarding director pay structure; and

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updated the Leadership Development and Compensation Committee on emerging trends/best practices in the area of executive and board compensation, including equity and cash compensation.

Compensia (including its affiliates) did not perform any services for us or any of our affiliates other than compensation consulting services related to determining or recommending the form or amount of executive and director compensation, designing and implementing incentive plans, and providing information on industry and Peer Group pay practices, which services were provided directly to the Leadership Development and Compensation Committee. The committee approved all such services performed by Compensia during 2014 and determined in connection with such approvals that Compensia did not have any relationships with Amyris or any of its officers or directors (other than the approved compensation consulting services) or any conflicts of interest that would impair its independence.
The Human Resources, Finance and Legal departments of Amyris work with our Chief Executive Officer to design and develop new compensation programs applicable to executive officers and directors, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer compensation comparisons and other committee briefing materials, and to implement the decisions of the Leadership Development and Compensation Committee. Members of these departments and our Chief Executive Officer also meet separately with Compensia to convey information on proposals that management may make to the Leadership Development and Compensation Committee, as well as to allow Compensia to collect information about Amyris to develop its recommendations. In addition, our Chief Executive Officer conducts reviews of the performance and compensation of the other executive officers, and based on these reviews and input from Compensia, and our Human Resources department, makes recommendations regarding executive compensation (other than his own) directly to the Leadership Development and Compensation Committee. For the Chief Executive Officer’s compensation, the Chief Human Resources Officer works directly with the Leadership Development and Compensation Committee chair, as well as Compensia and the Human Resources, Finance and Legal Departments of Amyris to

design, develop, recommend to the Committee and implement the above compensation analysis and programs, as well as review the performance of the Chief Executive Officer. None of our executive officers participated in the determinations or deliberations of the Leadership Development and Compensation Committee regarding the amount of any component of his or her own fiscal year 2014 compensation.
Nominating and Governance Committee
Under NASDAQ rules, director nominees must be selected, or recommended for the Board’s selection, either by independent directors constituting a majority of the Board’s independent directors, or by a nominations committee composed solely of independent directors. Amyris has established the Nominating and Governance Committee for such matters, which is currently composed of two directors: Mr. Doerr and Ms. Piwnica. Mr. Doerr is the Chair of the Nominating and Governance Committee. The Board has determined that each member of the Nominating and Governance Committee is independent (as defined in the relevant NASDAQ and SEC rules and regulations). The Board has adopted a written charter for our Nominating and Governance Committee that is posted on our company website at http://investors.amyris.com/corporate-governance.cfm.
The purpose of the Nominating and Governance Committee is to ensure that the Board is properly constituted to meet its fiduciary obligations to stockholders and Amyris, and to assist the Board with respect to corporate governance matters, including:
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identifying, considering and nominating candidates for membership on the Board;

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developing, recommending and periodically reviewing corporate governance guidelines and policies for Amyris (including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Whistleblower Policy and Insider Trading Policy); and

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advising the Board on corporate governance matters and Board performance matters, including recommendations regarding the structure and composition of the Board and Board committees.

The Nominating and Governance Committee also monitors the size, leadership and committee structure of the Board and makes any recommendations for changes to the Board, reviews our narrative disclosures in SEC filings regarding the director nomination process, Board leadership structure and risk oversight by the Board, considers and approves any requested waivers under our Code of Business Conduct and Ethics, reviews and makes recommendations to the Board regarding formal procedures for stockholder communications with members of the Board, reviews with the Chief Executive Officer and Board leadership the succession plans for senior management positions, and oversees an annual self-evaluation process for the Board.
Director Nomination Process
In carrying out its duties to consider and nominate candidates for membership on the Board, the Nominating and Governance Committee considers a mix of perspectives, qualities and skills that would contribute to the overall corporate goals and objectives of Amyris and to the effectiveness of the Board. The Nominating and Governance Committee’s goal is to nominate directors who will provide a balance of industry, business and technical knowledge, experience and capability. To this end, the Nominating and Governance Committee considers a variety of characteristics for director candidates, including demonstrated ability to exercise sound business judgment, relevant industry or business experience, understanding of and experience with issues and requirements facing public companies, excellence and a record of professional achievement in the candidate’s field, relevant technical knowledge or aptitude, having sufficient time and energy to devote to the affairs of Amyris, independence for purposes of compliance with NASDAQ and SEC rules and regulations as applicable, and commitment to rigorously represent the long-term interests of our stockholders. Although the Nominating and Governance Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Governance Committee strives to nominate directors with a variety of complementary skills and experience so that, as a group, the Board will possess the appropriate talent, skills and experience to oversee our business.

The Nominating and Governance Committee generally uses the following processes for identifying and evaluating nominees for director:
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In the case of incumbent directors, the Nominating and Governance Committee reviews the director’s overall service to Amyris during such director’s term, including performance, effectiveness, participation and independence.

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In seeking to identify new director candidates, the Nominating and Governance Committee may use its network of contacts to compile a list of potential candidates and may also engage, if deemed appropriate, a professional search firm. The committee would conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The committee would then meet to discuss and consider the candidates’ qualifications and select nominees for recommendation to the Board by majority vote.

The Nominating and Governance Committee will consider director candidates recommended by stockholders and will use the same criteria to evaluate all candidates. We have not received a recommendation for a director nominee for the 2015 annual meeting from a stockholder or stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the board may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: Chair of the Nominating and Corporate Governance Committee c/o Secretary of Amyris, Inc. at 5885 Hollis Street, Suite 100, Emeryville, California 94608, at least 120 days prior to the anniversary date of the mailing of our Proxy Statement for the last annual meeting of stockholders, which for our 2016 annual meeting of stockholders is a deadline of December 8, 2015. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience and directorships for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Stockholder Nominations
Stockholders who wish to nominate persons directly for election to the Board at an annual meeting of stockholders must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the SEC. As provided in our certificate of incorporation, subject to the rights of the holders of any series of preferred stock, any vacancy occurring in the Board can generally be filled only by the affirmative vote of a majority of the directors then in office. The director appointed to fill the vacancy will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified.
Stockholder Communications with Directors
The Board has established a process by which stockholders may communicate with the Board or any of its members, including the Chairman of the Board, or to the independent directors generally. Stockholders and other interested parties who wish to communicate with the Board or any of the directors may do so by sending written communications addressed to the Secretary of Amyris at 5885 Hollis Street, Suite 100, Emeryville, California 94608. The Board has directed that all communications will be compiled by the Secretary and submitted to the Board or the selected group of directors or individual directors on a periodic basis. These communications will be reviewed by our Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements and solicitations). The screening procedures have been approved by a majority of the non-management directors of the Board. Directors may at any time request that we forward to them immediately all communications received by us. All communications directed to the Audit Committee in accordance with the procedures described above that relate to accounting, internal accounting controls or auditing matters involving Amyris will be promptly and directly forwarded to all members of the Audit Committee.

Proposal 2 —
Ratification of Appointment of Independent Registered Public Accounting Firm
General
The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, and has further directed that management submit the selection of an independent registered public accounting firm for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has been engaged as our independent registered public accounting firm since December 2006. We expect representatives of PricewaterhouseCoopers LLP to be present at the annual meeting, and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Amyris and our stockholders.
Vote Required and Board Recommendation
Ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes of the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the vote total for the proposal and will have the same effect as negative votes.
The Board recommends a vote “FOR” this Proposal
Independent Registered Public Accounting Firm Fee Information
During fiscal years 2014 and 2013, PricewaterhouseCoopers LLP served as our principal accountant for the audit of our annual financial statements and for the review of our financial statements included in our Quarterly Reports on Form 10-Q. The following table represents aggregate fees billed or to be billed to us by PricewaterhouseCoopers LLP for services performed for the fiscal years ended December 31, 2014 and December 31, 2013 (in thousands):
	Fiscal Year Ended
Fee Category	2014	2013
Audit Fees	$1,233	$1,527
Audit-Related Fees	290	72
Tax Fees	9	9
All Other Fees	—	—
Total Fees	$1,532	$1,608

The “Audit Fees” category includes aggregate fees billed in the relevant fiscal year for professional services rendered for the audit of annual financial statements and review of financial statements included in Quarterly Reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.
The “Audit-Related Fees” category includes aggregate fees billed in the relevant fiscal year for assurance and related services that are reasonably related to the performance of the audit or review of financial statements and that are not reported under the “Audit Fees” category. The audit-related fees above include fees billed in the fiscal years ended December 31, 2014 and 2013 for attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

The “Tax Fees” category includes aggregate fees billed in the relevant fiscal year for professional services for tax compliance, tax advice and tax planning.
The “All Other Fees” category includes aggregate fees billed in the relevant fiscal year for products and services provided by the principal accountant other than the services reported under the other categories described above. We did not incur any fees in this category in the years ended December 31, 2014 or 2013.
Audit Committee Pre-Approval of Services Performed by our Independent Registered Public Accounting Firm
The Audit Committee’s charter requires it to approve all fees and other compensation paid to, and pre-approve, all audit and non-audit services performed by, the independent registered public accounting firm. The charter permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that any pre-approval decision is reported to the Audit Committee at its next scheduled meeting. To date, the Audit Committee has not delegated such pre-approval authority.
In determining whether to approve audit and non-audit services to be performed by PricewaterhouseCoopers LLP, the Audit Committee takes into consideration the fees to be paid for such services and whether such fees would affect the independence of the independent registered public accounting firm in performing its audit function. In addition, when determining whether to approve non-audit services to be performed by PricewaterhouseCoopers LLP, the Audit Committee considers whether the performance of such services is compatible with maintaining the independence of PricewaterhouseCoopers LLP in performing its audit function, and confirms that the non-audit services will not include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act of 2002. Except for the due diligence services described above under “Audit-Related Fees” and the tax services described above under “Tax Fees” (each of which were pre-approved by the Audit Committee in accordance with its policy) no non-audit services were provided by PricewaterhouseCoopers LLP in 2014 or 2013.
All fees paid to, and all services provided by, PricewaterhouseCoopers LLP during fiscal years 2014 and 2013 were pre-approved by the Audit Committee in accordance with the pre-approval procedures described above.
Report of the Audit Committee*
The Audit Committee has reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2014. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the Securities and Exchange Commission.
Amyris, Inc. Audit Committee of the Board
R. Neil Williams (Chair)
Geoffrey Duyk
Fernando Reinach

*
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Amyris under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing unless expressly incorporated into such subsequent filing.

Corporate Governance
Corporate Governance Principles
The Board has adopted written Corporate Governance Principles to provide the Board and its committees with operating principles designed to enhance the effectiveness of the Board and its committees, to establish good Board and Committee governance, and to establish the responsibilities of management and the Board in supporting the Board’s activities. The Corporate Governance Principles set forth a framework for Amyris’ governance practices, including composition of the Board, director nominee selection, Board membership criteria, director compensation, Board education, meeting responsibilities, access to employees and information, executive sessions of independent directors, standing Board committees and their functions, and responsibilities of management.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of Amyris as required by NASDAQ governance rules. Our Code of Business Conduct and Ethics includes a section entitled “Code of Ethics for Chief Executive Officer and Senior Financial Officers,” providing additional principles for ethical leadership and a requirement that such individuals foster a culture throughout Amyris that helps ensure the fair and timely reporting of our financial results and condition. Our Code of Business Conduct and Ethics is available on the corporate governance section of our website at http://investors.amyris.com/corporate-governance.cfm. Stockholders may also obtain a print copy of our Code of Business Conduct and Ethics and our Corporate Governance Guidelines by writing to the Secretary of Amyris at 5885 Hollis Street, Suite 100, Emeryville, California 94608. If we make any substantive amendments to, or waivers from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will promptly disclose the nature of the amendment or waiver on the corporate governance section of our website at http://investors.amyris.com/corporate-governance.cfm.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information with respect to the beneficial ownership of our common stock, as of March 15, 2015, by:
•
each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our voting securities;

•
each of our directors;

•
each of our named executive officers; and

•
all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which the individual or entity has sole or shared voting power or investment power. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of the date on which beneficial ownership is determined. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock attributed to them in the table.
Information with respect to beneficial ownership has been furnished to us by each director and executive officer and certain stockholders, and derived from publicly-available SEC beneficial ownership reports on Forms 3 and 4 and Schedules 13G filed by covered beneficial owners of our common stock. Percentage ownership of our common stock in the table is based on 79,222,633 shares of our common stock outstanding on March 15, 2015. Except as otherwise set forth below, the address of the beneficial owner is c/o Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, California 94608.
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent of Class (%)
5% Stockholders
Maxwell (Mauritius) Pte Ltd.(1)	39,781,036	36.6
Total Energies Nouvelles Activités USA(2)	22,796,507	25.8
Entities affiliated with FMR LLC(3)	12,495,260	14.4
Biolding Investment SA(4)	7,484,601	9.5
Naxyris SA(5)	5,639,398	7.1
Entities affiliated with Kleiner Perkins Caufield & Byers(6)	4,183,224	5.3
TPG Funds(7)	3,978,660	5.0
Directors and Named Executive Officers
John Melo(8)	1,488,634	1.8
Philippe Boisseau(2)(9)	22,796,507	25.8
Nam-Hai Chua(10)	39,333	*
John Doerr(6)(11)	7,220,345	9.1
Geoffrey Duyk(7)(12)	41,000	*
Carole Piwnica(5)(13)	50,000	*
Fernando de Castro Reinach(14)	220,397	*
HH Sheikh Abdullah bin Khalifa Al Thani(4)(15)	7,525,601	9.5
R. Neil Williams(16)	25,333	*

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent of Class (%)
Patrick Yang(17)	158,000	*
Joel Cherry(18)	644,106	*
Paulo Diniz(19)	500,686	*
Nicholas Khadder(20)	244,450	*
Susanna McFerson(21)	141,507	*
All Directors and Executive Officers as a Group (15 Persons)(22)	41,295,899	50.0

*
Represents beneficial ownership of less than 1%.

(1)
Includes 29,427,558 shares of common stock that may be issuable upon conversion of certain convertible promissory notes held by Maxwell. Maxwell (Mauritius) Pte Ltd (or Maxwell) is wholly owned by Cairnhill Investments (Mauritius) Pte Ltd, which is wholly owned by Fullerton Management Pte Ltd, which is wholly owned by Temasek Holdings (Private) Limited. Each of these entities possesses shared voting and investment control over the shares held by Maxwell. The address of for these entities is 60B Orchard Road, #06-18 Tower 2, The Atrium @ Orchard, Singapore 238891.

(2)
Includes 9,179,295 shares of common stock that may be issuable upon conversion of certain convertible promissory notes held by Total. The address of Total Energies Nouvelles Activités USA (or Total) is 2, Place Jean Millier, 92078 Paris La Défense CEDEX, France.

(3)
Entities affiliated with FMR LLC hold certain of our outstanding convertible promissory notes and we believe that a portion of the common stock reported as beneficially owned by FMR LLC is represented by the shares of our common stock underlying such convertible promissory notes. However, we are unable to determine through publicly available information what portion of the beneficial ownership of common stock reported by FMR LLC is represented by such convertible promissory notes. Based on our internal records, entities affiliated with FMR LLC hold certain convertible promissory notes that, assuming conversion, would result in an aggregate amount of 7,265,889 shares of common stock (including shares paid in kind) convertible within 60 days of March 15, 2015. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Edward C. Johnson 3d, nor Abigail P. Johnson, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(4)
Biolding Investment SA is indirectly owned by HH Sheikh Abdullah bin Khalifa Al Thani, who shares voting and investment control over the shares held by such entity. The address for Biolding Investment SA is 11A Boulevard Prince Henri, L-1724, Luxembourg.

(5)
Naxyris SA, an investment vehicle owned by Naxos Capital Partners SCA Sicar. Ms. Piwnica is Director of NAXOS UK, which is affiliated with Naxos Capital Partners SCA Sicar. Ms. Piwnica disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by Naxyris SA or any of its affiliates. The address for Naxyris SA is 40 Boulevard Joseph II, L-1840, Luxembourg.

(6)
Includes 3,724,558 shares of common stock held by Kleiner Perkins Caufield & Byers XII, LLC (or KPCB XII), 67,952 shares held by KPCB XII Founders Fund, LLC (or KPCB XII Founders), 144,707 shares beneficially held by Clarus, LLC, whose manager is John Doerr, and 246,007 shares held by other individual managers. KPCB XII Associates, LLC is the managing member of KPCB XII, KPCB

XII Founders and Clarus, LLC, and, as such, may also be deemed to possess sole voting and investment control over the shares held by such entities. Mr. Doerr is a manager of the KPCB XII Associates, LLC and, as such, has shared voting and investment control over the shares held by these entities. Mr. Doerr disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The shares are held for convenience in the name of  “KPCB Holdings, Inc. as nominee” for the account of entities affiliated with Kleiner Perkins Caufield & Byers and others. KPCB Holdings, Inc. has no voting, dispositive or pecuniary interest in any such shares. The address for Mr. Doerr and these entities is 2750 Sand Hill Road, Menlo Park, California 94025.
(7)
Includes (i) 3,933,590 shares of common stock (the “TPG Biotech II Stock”) held by TPG Biotechnology Partners II, L.P., a Delaware limited partnership (“TPG Biotech II”), whose general partner is TPG Biotechnology GenPar II, L.P., a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar II Advisors, LLC, a Delaware limited liability company (“GenPar II Advisors”) and (ii) 45,070 shares of common stock (the “TPG Biotech III Stock” and, together with the TPG Biotech II Stock, the “TPG Stock”) held by TPG Biotechnology Partners III, L.P., a Delaware limited partnership (“TPG Biotech III” and, together with TPG Biotech II, the “TPG Funds”), whose general partner is TPG Biotechnology GenPar III, L.P., a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar III Advisors, LLC, a Delaware limited liability company (“GenPar III Advisors”). The sole member of each of GenPar II Advisors and GenPar III Advisors is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings IA, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“Group Advisors”). Messrs. David Bonderman and James G. Coulter are officers and sole shareholders of Group Advisors, and may therefore be deemed to beneficially own the TPG Stock. Messrs. Bonderman and Coulter disclaim beneficial ownership of the TPG Stock except to the extent of their pecuniary interest therein. Dr. Duyk is a partner of TPG Biotech. TPG Biotech is affiliated with the TPG Funds. Dr. Duyk disclaims beneficial ownership of all of the TPG Stock that is or may be beneficially owned by the TPG Funds or any of their respective affiliates. The address for each of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(8)
Shares beneficially owned by Mr. Melo include (i) 4,299 shares of common stock, (ii) 475,999 restricted stock units, all of which were unvested as of March 15, 2015, and (iii) 1,008,336 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2015. If these options were exercised in full, 9,934 of these shares would be subject to a right of repurchase in our favor upon Mr. Melo’s cessation of service prior to vesting.

(9)
Shares beneficially owned by Mr. Boisseau represent 22,796,507 shares of common stock beneficially owned by Total. Mr. Boisseau is a member of the Executive Committee of Total S.A., the ultimate parent company of Total, and, as such, may be deemed to share voting or investment power over the securities held by Total. Mr. Boisseau holds no shares of Amyris directly and disclaims beneficial ownership of the common stock, except to the extent of his pecuniary interest therein, if any.

(10)
Shares beneficially owned by Dr. Chua include (i) 6,000 shares of common stock, (ii) 3,000 restricted stock units, all of which were unvested as of March 15, 2015, and (iii) 30.333 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2015. Dr. Chua was designated to serve as our director by Maxwell. Dr. Chua is not an affiliate of Maxwell and disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by Maxwell or any of its affiliates.

(11)
Shares beneficially owned by Mr. Doerr include (i) 9,000 shares of common stock, (ii) 3,221,625 shares of common stock held by Foris Ventures, LLC, in which Mr. Doerr indirectly owns all of the membership interests, (iii) 8,503 shares of common stock held by The Vallejo Ventures Trust U/T/A 2/12/96, of which Mr. Doerr is a trustee, (iv) 4,183,224 shares of common stock held by entities affiliated with Kleiner Perkins Caufield & Byers of which Mr. Doerr is an affiliate, excluding 246,007 shares over which Mr. Doerr has no voting or investment power, (v) 3,000 restricted stock units, all of which were unvested as of March 15, 2015, and (vi) 38,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2015.

(12)
Shares beneficially owned by Dr. Duyk include (i) 6,000 shares of common stock, (ii) 3,000 restricted stock units, all of which were unvested as of March 15, 2015, and (ii) 32,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2015. Dr. Duyk is a partner of TPG Biotech. TPG Biotech is affiliated with TPG Biotechnology Partners II, L.P. and TPG Funds. Dr. Duyk disclaims beneficial ownership of all of the TPG holdings that are or may be beneficially owned by TPG Funds.
(13)
Shares beneficially owned by Ms. Piwnica include (i) 9,000 shares of common stock, (ii) 3,000 restricted stock units, all of which were unvested as of March 15, 2015, and (iii) 38,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2015. Ms. Piwnica is Director of NAXOS UK, a consulting firm advising private equity and was designated to serve as our director by Naxyris SA, an investment vehicle owned by Naxos Capital Partners SCA Sicar. NAXOS UK is affiliated with Naxos Capital Partners SCA Sicar. Ms. Piwnica disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by Naxyris SA or any of its affiliates.

(14)
Shares beneficially owned by Dr. Reinach include (i) 9,000 shares of common stock, (ii) 170,397 shares of common stock held by Sualk Capital Ltd, an entity for which Dr. Reinach serves as sole director, (iii) 3,000 restricted stock units all of which were unvested March 15, 2015, and (iv) 38,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2015.

(15)
Shares beneficially owned by His Highness include (i) 6,000 shares of common stock, (ii) 7,484,601 shares of common stock held by Biolding Investment SA, an entity indirectly owned by His Highness, (iii) 3,000 restricted stock units, all of which were unvested as of March 15, 2015, and (iv) 32,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2015.

(16)
Shares beneficially owned by Mr. Williams include (i) 3,000 shares of common stock, (ii) 3,000 restricted stock units all of which were unvested as of March 15, 2015, and (iii) 19,333 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2015.

(17)
Shares beneficially owned by Dr. Yang include (i) 30,000 shares of common stock, (ii) 3,000 restricted stock units all of which were unvested as of March 15, 2015, and (iii) 125,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2015.

(18)
Shares beneficially owned by Dr. Cherry include (i) 119,067 shares of common stock, (ii) 184,333 restricted stock units all of which were unvested March 15, 2015, and (iii) 340,706 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2015.

(19)
Shares beneficially owned by Mr. Diniz include (i) 103,335 shares of common stock, (ii) 123,665 restricted stock units all of which were unvested March 15, 2015, and (iii) 273,686 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2015. Mr. Diniz ceased serving as an executive officer in January 2015, at which time Raffi Asadorian assumed the role of Chief Financial Officer.

(20)
Shares beneficially owned by Mr. Khadder include (i) 24,386 shares of common stock, (ii) 106,999 restricted stock units, all of which were unvested as of March 15, 2015, and (iii) 113,065 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2015.

(21)
Shares beneficially owned by Ms. McFerson include (i) 49,841 shares of common stock and (ii) 91,666 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2015. Ms. McFerson ceased serving as an executive officer in January 2015 and her employment terminated in January 2015.

(22)
Shares beneficially owned by all our executive officers and directors as a group include the shares of common stock described in footnotes (8) through (21) above. Additionally, all restricted stock units held by Raffi Asadorian, our new Chief Financial Officer, as of January 6, 2015, are deemed beneficially owned upon the date of grant, and are included in the aggregate calculation of all directors and executive officers as a group.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors, and any person or entity who owns more than ten percent of a registered class of our common stock or other equity securities, to file with the Securities and Exchange Commission certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than ten percent of our outstanding common stock are required by the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file. Based solely on review of this information and written representations by our executive officers and directors that no other reports were required, we believe that, during 2014, no reporting person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis.
Equity Compensation Plan Information
The following table shows certain information concerning our common stock reserved for issuance in connection with our 2005 Stock Option/Stock Issuance Plan and our 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan as of December 31, 2014:
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities to be issued upon vesting of outstanding restricted stock units	Weighted-average exercise price of outstanding restricted stock units	Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders(2)	10,479,978	$6.11	1,975,503	$0.00	10,702,458
Equity compensation plans not approved by security holders	60,000(3)	$3.93	—	$0.00	—
Total	10,539,978	$6.10	1,975,503	$0.00	10,702,458

(1)
Includes 9,094,670 shares reserved for issuance under our 2010 Equity Incentive Plan and 1,607,788 shares reserved for issuance under our 2010 Employee Stock Purchase Plan. No shares are reserved for future issuance under the 2005 Stock Option/Stock Issuance Plan other than shares issuable upon exercise of equity awards outstanding under such plan.

(2)
See discussion below regarding formulas contained in the 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan that automatically increase the number of securities available for future issuance under such plans.

(3)
Includes 60,000 shares reserved for issuance upon exercise of a stock option granted to an entity outside of our equity compensation plans. The stock option was granted to one of our stockholders in connection with Fernando de Castro Reinach’s Board service. The non-statutory stock option had an exercise price of  $3.93 per share, and was granted on September 15, 2008 with a term of 10 years. The option had a three-year vesting schedule, vesting and becoming exercisable in 12 equal quarterly installments, commencing from the grant date, subject to continued Board service by Dr. Reinach. Dr. Reinach has no beneficial ownership over the securities issuable upon exercise of this option. The option was fully vested as of December 31, 2012.

The 2010 Equity Incentive Plan includes all shares of our common stock reserved for issuance under our 2005 Stock Option/Stock Issuance Plan immediately prior to our initial public offering thatwere not subject to outstanding grants as of the completion of such offering. In addition, any shares of our common stock (i) issuable upon exercise of stock options granted under our 2005 Stock Option/Stock Issuance Plan that cease to be subject to such options and (ii) issued under our 2005 Stock Option/Stock Issuance Plan that are forfeited or repurchased by us at the original price will become part of the 2010 Equity Incentive Plan reserve.

The number of shares available for grant and issuance under the 2010 Equity Incentive Plan is increased on January 1 of each year through 2020 by an amount equal to the lesser of  (1) five percent of our shares outstanding on the immediately preceding December 31 and (2) a number of shares as may be determined by the Board or Leadership Development and Compensation Committee in their discretion. In addition, shares will again be available for grant and issuance under our 2010 Equity Incentive Plan that are:
•
subject to issuance upon exercise of an option or stock appreciation right granted under our 2010 Equity Incentive Plan and that cease to be subject to such award for any reason other than the award’s exercise;

•
subject to an award granted under our 2010 Equity Incentive Plan and that are subsequently forfeited or repurchased by us at the original issue price;

•
surrendered pursuant to an exchange program; or

•
subject to an award granted under our 2010 Equity Incentive Plan that otherwise terminates without shares being issued.

The number of shares reserved for issuance under the 2010 Employee Stock Purchase Plan will increase automatically on the first day of each January through 2020 by the number of shares equal to one percent of our total outstanding shares as of the immediately preceding December 31st. The Board or Leadership Development and Compensation Committee will be able to reduce the amount of the increase in any particular year.

Executive Compensation
Compensation Discussion and Analysis
The following discussion describes and analyzes our compensation for our named executive officers for 2014 and should be read in conjunction with the compensation tables contained elsewhere in this Proxy Statement. Our stockholders adopted a three year interval for “management say on pay” review. Accordingly, our stockholders last voted on the matter at our Annual Meeting in 2014 and approved, on an advisory basis, the compensation of our named executive officers. Our existing compensation policies and decisions are consistent with our compensation philosophy and objectives discussed below and align the interests of our named executive officers with Amyris’ short and long term goals.
Our “named executive officers” include our President and Chief Executive Officer, our former interim Chief Financial Officer and our three other most highly compensated executive officers (as set forth in the “Summary Compensation Table” below) who were serving as executive officers at the end of 2014. Accordingly, this Compensation Discussion and Analysis describes our 2014 executive compensation program and 2014 compensation policies and decisions for:
•
John Melo, President and Chief Executive Officer

•
Paulo Diniz, former interim Chief Financial Officer

•
Joel Cherry, President, Research and Development

•
Nicholas Khadder, Senior Vice President and General Counsel

•
Susanna McFerson, former Chief Business Officer

Mr. Diniz ceased serving as interim Chief Financial Officer in January 2015 (at which time, Raffi Asadorian was named permanent Chief Financial Officer) and Mr. Diniz assumed a new role as chairman of Amyris Brasil Ltda., a non-executive officer position for Amyris. Ms. McFerson resigned as Chief Business Officer and ceased serving as an executive officer in January 2015.
Amyris has industrialized synthetic biology and is delivering renewable products globally into markets ranging from consumer care to fuels. We use our industrial synthetic biology platform to convert plant sugars into a variety of hydrocarbon molecules — flexible building blocks that can be used in a wide range of products. Our business model is focused on sales of renewable products as well as inflows from collaborations. Our initial portfolio of commercial products has been based on Biofene®, our brand of renewable farnesene, a long-chain branched hydrocarbon. We are commercializing these products both as renewable ingredients in cosmetics, flavors and fragrances, and consumer products, and, with our joint venture partners, as renewable lubricants, diesel and jet fuel. We have also commercialized our initial fragrance oil molecule and expect additional molecules for the flavors and fragrances, cosmetics and pharmaceutical markets to be produced in the coming years. Our success depends, among other things, on attracting and retaining executive officers with experience and skills in a number of different areas as we continue to drive improvements in our technology platform and production process, pursue and establish key commercial relationships, develop and commercialize products, and establish a reliable supply chain and manufacturing organization.
Compensation Philosophy and Objectives and Elements of Compensation
The primary objectives of our compensation program in 2014 were to:
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Attract, retain, and motivate highly talented employees that are key to our success;

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Reinforce our core values and foster a sense of ownership, urgency and entrepreneurial spirit;

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Link compensation to individual, team, and company performance (as appropriate by employee level);

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Emphasize performance-based compensation for individuals who can most directly impact stockholder value; and

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Provide exceptional pay for delivering exceptional results.

Our business continues to be in an early stage of development with cash management being one key consideration for our strategy and operations. Accordingly, for 2014, we intended to provide a competitive compensation program that would enable us to attract and retain the top executives and employees necessary to develop our business, while being prudent in the management of our cash and equity. Based on this approach, we continued to aim to balance and reward annual and long-term performance with a total compensation package that included a mix of both cash and equity. Our compensation program was intended to align the interests of management, key employees and stockholders and to encourage the creation of stockholder value by providing long-term incentives through equity ownership. We continue to adhere to this general compensation philosophy for 2015.
Our intent and philosophy in designing compensation packages at the time of hiring of new executives is based on providing compensation that we think is sufficient to enable us to attract the necessary talent within prudent limitations as discussed above. Compensation of our executive officers after the initial period following their hiring is influenced by the amounts of compensation that we initially agreed to pay them as well as by our evaluation of their subsequent performance, changes in their levels of responsibility, retention considerations, prevailing market conditions, the financial condition and prospects of our company, and our attempt to maintain some level of internal pay parity in the compensation of existing executives relative to the compensation paid to more recently hired executives.
We compensate our executives with a combination of salaries, cash bonuses and equity awards. We believe this combination of cash and equity, subject to strategic allocation among such components, is largely consistent with the forms of compensation provided by other companies with which we compete for executive talent, and as such matches the expectations of our executives and of the market for executive talent. We also believe that this combination provides appropriate incentive levels to retain our executives, reward them for performance in the short term and induce them to contribute to the creation of value in Amyris over the long term. We view the different components of our executive compensation as distinct, each serving particular functions in furthering our compensation philosophy and objectives, and together providing a holistic approach to achieving such philosophy and objectives.
Base Salary.   We believe we must maintain base salary levels that are sufficiently competitive to position us to attract and retain the executives we need and that it is important for our executives to perceive that over time they will continue to have the opportunity to earn a salary that they regard as competitive. The Leadership Development and Compensation Committee of the Board (the “Leadership Development and Compensation Committee” or the “Committee”) reviews and adjusts, as appropriate, the base salaries of our executives on an annual basis, and makes decisions with respect to the base salaries of new executives at the time of hire. In making such determinations, the Committee considers many factors, including our overall financial performance, the individual performance of the executive in question, the executive’s potential to contribute to our annual and longer-term strategic goals, the executive’s scope of responsibilities and experience, competitive market practices for base salary, and internal pay parity.
Cash Bonuses.   We believe the ability to earn cash bonuses should provide incentives to executives to effectively pursue goals established by the Board and should be regarded by executives as appropriately rewarding effective performance against these goals. For 2014, the Leadership Development and Compensation Committee adopted a cash bonus plan for our executive officers, the details of which are described below under “2014 Compensation.” The 2014 cash bonus plan included company performance goals and individual goals and was structured to motivate our executive officers to achieve our short-term financial and operational goals and to reward exceptional company and individual performance. In particular, our 2014 cash bonus plan was designed to provide incentives to our executive officers to achieve 2014 company financial and operational targets on a quarterly and annual basis, together with various key individual operational objectives that are considered for annual performance achievement. In general, target bonuses for executives are first set in their offer letters based on similar factors to those described above with respect to the determination of initial base salary at the time of hire (or promotion, as the case may be). For subsequent years, target bonuses for executives may be adjusted by the Leadership Development and Compensation Committee based on various factors, including any modifications to base salary, competitive market practices and other considerations described above with respect to adjustments in executive base salaries.
Equity Awards.   Our equity awards are also designed to be sufficiently competitive to allow us to attract and retain executives. In 2014, we granted both stock option and restricted stock unit equity awards to executive officers. Option awards for executive officers are granted with an exercise price equal to the fair market value of our common stock on the date of grant; accordingly, such option awards will have value to our named executive officers only if the market price of our common stock increases after the date of grant. Under our 2010 Equity Incentive Plan, the fair market value of our common stock is the closing price of our common stock on NASDAQ on the date of determination. Restricted stock units represent the right to receive full-value shares of our common stock without payment of any exercise price. Shares of our common stock are not issued when a restricted stock unit award is granted; instead, once a restricted stock unit award vests, one share of our common stock is issued for each vested restricted stock unit. Generally, we grant smaller restricted stock unit awards as compared to option awards because restricted stock units have a greater fair value per unit than options. The distribution of value between the options and restricted stock units for our executives is based on a review of market practices. Restricted stock units are also awarded to other key personnel to provide a source of equity compensation that retains value despite stock volatility.
We typically grant option awards with four-year vesting schedules (vesting monthly over four years). Stock option grants include a one year “cliff”, where the option vests as to 25% of the shares after one year, and monthly thereafter. Our restricted stock unit awards have generally been issued with three-year vesting schedules, vesting as to 1/3 of the units annually. We believe such vesting schedules are generally consistent with the option and restricted stock unit award granting practices of our peer group companies. The Leadership Development and Compensation Committee has approved variations to these vesting schedules for options and restricted stock units in connection with new-hire negotiations with senior management candidates, including executive officers.
We grant equity awards to our executive officers in connection with their hiring, or, as applicable, their promotion from other roles at the company. The size of initial equity awards is determined based on the executive’s position with us and takes into consideration the executive’s base salary and other compensation as well as an analysis of the grant and compensation practices of our peer group companies in connection with establishing our overall compensation policies. The initial equity awards are generally intended to provide the executive with an incentive to build value in the organization over an extended period of time, while remaining consistent with our overall compensation philosophy. Insofar as we have to date incurred operating losses and consumed substantial amounts of cash in our operations, and to compensate for cash salaries and cash bonus opportunities that were, in certain cases, lower than those offered by competing employers, we have sought to attract executives to join us by granting equity awards that would have the potential to provide significant value if we are successful.
We also occasionally grant additional equity awards in recognition of commendable performance and in connection with significant changes in responsibilities. Further, equity awards are a component of the annual compensation package of our executive officers. In 2014, the Leadership Development and Compensation Committee granted equity awards based on input from management regarding performance, retention and other considerations. In approving such awards, the Leadership Development and Compensation Committee has taken into account various factors, including the responsibilities, past performance and anticipated future contribution of the executive officer, the executive’s overall compensation package, the executive’s existing equity holdings in Amyris and practice at peer companies.
Role of Stockholder Say-on-Pay Votes.   At our 2011 and 2014 Annual Meeting of Stockholders, we provided our stockholders with the opportunity to cast an advisory vote on our executive compensation program (commonly referred to as a “say-on-pay proposal”). A majority of the votes cast on our say-on-pay proposals at such meetings were voted in favor of the non-binding advisory resolutions approving the compensation of our named executive officers as outlined in our 2011 and 2014 proxy statements. The Leadership Development and Compensation Committee believes that this affirms our stockholders’ support of our approach to executive compensation, and, accordingly, does not intend to materially change its approach to executive compensation in 2015.
Compensation Policies and Practices As They Relate to Risk Management
Our Leadership Development and Compensation Committee determined, through discussions with management and Compensia at Committee meetings held in February 2014 and February 2015, that our policies and practices of compensating our employees, including executive officers, are not reasonably likely to have a material adverse effect on us. The assessments conducted by the Committee focused on the key terms of our bonus payments and equity compensation programs in 2014, and our plans for such programs in 2015. Among other things, the Committee focused on whether our compensation programs created incentives for risk-taking behavior and whether existing risk mitigation features were sufficient in light of the overall structure and composition of our compensation programs. Among other things, the Committee considered the following aspects of our overall compensation program:
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Our base salaries are generally high enough to provide our employees with sufficient income so that they do not generally need bonus income to meet their basic cost of living.

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Cash bonus targets are typically 10 – 20% of an employee’s base salary (30 – 80% for executives), which provides balanced incentives for performance, but does not encourage excessive risk taking to achieve such goals.

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For key employees, our 2014 bonus plan (and planned 2015 bonus plan) emphasizes company performance over individual objectives and total bonus funding available for payout in a given year is capped at 150%.

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We do not provide commission or similar compensation programs to most of our employees. However, in 2014, we implemented a sales commission plan for two individuals involved in sales activities. The sales commission plan in 2014 for these two individuals provided what we view as moderate leverage, in which 70% of the salespersons’ cash compensation was base salary and 30% was commissions-based. Furthermore, under the sales commission plan, commissions are not earned by the salesperson until the company has collected cash from the relevant sale.

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For our executives, we target the 40th percentile of our Peer Group (as defined below) for cash compensation and the 75th percentile of our Peer Group for equity compensation, which vests over three to four years, providing our executives with significant incentives for our longer-term success.

Based on these considerations the Committee determined that our compensation programs, including our executive and non-executive compensation programs, provide an appropriate balance of incentives and do not encourage our executives or other employees to take excessive risks or otherwise create risks that are likely to have a material adverse effect on us.
Role of Compensation Consultant.   In connection with an annual review of executive compensation programs for 2014, the Leadership Development and Compensation Committee retained Compensia, a compensation consulting firm, to provide it with advice and guidance on our executive compensation policies and practices and to provide relevant information about the executive compensation practices of similarly situated companies. In 2014, Compensia assisted in the preparation of compensation materials for executive compensation proposals in advance of Leadership Development and Compensation Committee meetings, including 2014 compensation levels for executives and the design of our cash bonus, equity, severance and change of control programs and other executive benefit programs. Compensia also reviewed and advised the Leadership Development and Compensation Committee on compensation materials relating to executive compensation prepared by management for committee consideration. In addition, in each of the fourth quarters of 2011, 2012 and 2013, Compensia assisted the Leadership Development and Compensation Committee in developing and adopting an updated compensation Peer Group for 2012, 2013 and 2014 (discussed below), respectively. The Leadership Development and Compensation Committee retained Compensia again in the third quarter of 2014 to provide assistance with respect to our 2015 compensation planning, including updates to the compensation Peer Group.
Compensia, under the direction of the Leadership Development and Compensation Committee, may continue to periodically conduct a review of the competitiveness of our executive compensation programs, including base salaries, cash bonus compensation, equity awards and other executive benefits, by analyzing the compensation practices of companies in our compensation Peer Group, as well as data from third-party compensation surveys. Generally, the Leadership Development and Compensation Committee uses the results of such analyses to assess the competitiveness of our executives’ total compensation, and to determine whether each element of such total compensation is properly aligned with reasonable and responsible practices among our peer companies.

The Leadership Development and Compensation Committee also retained Compensia for assistance in reviewing and deciding on director compensation programs when the program was originally adopted in late 2010, and to provide market data and materials to management and the Committee.
Compensation Decision Process
Under the charter of our Leadership Development and Compensation Committee, the Board delegated to the Committee the authority and responsibility to discharge the responsibilities of the Board relating to compensation of our executive officers. This includes, among other things, review and approval of the compensation of our executive officers and of the terms of any compensation agreements with our executive officers. Please see the additional detail regarding the functions and composition of the Leadership Development and Compensation Committee above in this Proxy Statement under the caption “Proposal 1 — Election of Directors — Committees of the Board.”
In general, our Leadership Development and Compensation Committee is responsible for the design, implementation and oversight of our executive compensation program. In accordance with its charter, the Committee determines the annual compensation of our Chief Executive Officer and other executive officers and reports its compensation decisions to the Board. The committee also administers our equity compensation plans, including our 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan. Generally, our Human Resources, Finance and Legal departments work with our Chief Executive Officer to design and develop new compensation programs applicable to executive officers and directors, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer compensation comparisons and other committee briefing materials, and to implement the decisions of the Leadership Development and Compensation Committee. Members of these departments and our Chief Executive Officer also meet separately with Compensia to convey information on proposals that management may make to the Leadership Development and Compensation Committee, as well as to allow Compensia to collect information about Amyris to develop its recommendations. In addition, our Chief Executive Officer conducts reviews of the performance and compensation of the other executive officers, and based on these reviews and input from Compensia, and our Human Resources department, makes recommendations regarding executive compensation (other than his own) directly to the Leadership Development and Compensation Committee. For the Chief Executive Officer’s compensation, the Chief Human Resources Officer works directly with the Leadership Development and Compensation Committee chair, as well as Compensia and the Human Resources, Finance and Legal Departments of Amyris to design, develop, recommend to the Committee and implement the above compensation analysis and programs, as well as review the performance of the Chief Executive Officer. None of our executive officers participated in the determinations or deliberations of the Leadership Development and Compensation Committee regarding the amount of any component of his or her own fiscal year 2014 compensation.

Use of Competitive Data.   To monitor the competitiveness of our executives’ compensation, the Leadership Development and Compensation Committee adopted a compensation peer group (or the Peer Group) used in connection with 2014 compensation that reflected the pay of executives in comparable positions at similarly-situated companies. The data gathered from the Peer Group was used as reference in executive pay levels (including cash and equity compensation), Board compensation, pay and incentive plan practices, severance and change-in-control practices, equity utilization, and pay/performance alignment. The Peer Group was composed of a cross-section of publicly-traded, U.S.-based companies of similar size to Amyris (in revenues and market capitalization) from related industries (biotechnology, specialty chemicals, commodity chemicals, biotech/cleantech, oil & gas refining & marketing, and fertilizers & agricultural chemicals). Based on these criteria, the following companies were included in the Peer Group adopted by the Leadership Development and Compensation Committee in November 2013 for use in assessing the market position of our executive compensation for 2014:
2014 Peer Group

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American Pacific Corporation (Specialty Chemicals)

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BioAmber (Commodity Chemicals)

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Codexis (Specialty Chemicals)

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Innospec (Specialty Chemicals)

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KiOR (Biotech/Clean Tech)

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Landec (Specialty Chemicals)

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Renewable Energy Group (Oil & Gas Refining & Marketing)

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Senomyx (Specialty Chemicals)

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Balchem (Specialty Chemicals)

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Chemtura (Specialty Chemicals)

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Gevo (Biotech/Clean Tech)

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Intrexon (Biotechnology)

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Kraton Performance Polymers (Specialty Chemicals)

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Metabolix (Specialty Chemicals)

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Rentech (Fertilizers & Agricultural Chemicals)

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Solazyme (Biotech/Clean Tech)

In August 2014, the Leadership Development and Compensation Committee approved updates to the Peer Group for 2015. Similar to our approach for the 2014 Peer Group, we identified potential peers by screening of publicly-traded U.S.-based companies of similar size to us (in revenues and market capitalization) from an updated selection of related industries (biotechnology, oils, gas & fuels, home & personal products and specialty chemicals). The Leadership Development and Compensation Committee eliminated American Pacific Corporation from the Peer Group for 2015 due to it recently being acquired and removed KiOR and Gevo due to the business and financial conditions of these two companies. We did not add any new companies to the Peer Group for 2015.
In addition to reviewing analysis of the compensation practices of the Peer Group, the Leadership Development and Compensation Committee looks to the collective experience and judgment of its members and advisors in determining total compensation and the various compensation components provided to executive officers. While the Leadership Development and Compensation Committee does not believe that the Peer Group data is appropriate as a stand-alone tool for setting executive compensation due to the unique nature of our business, it believes that this information is a valuable reference source during its decision-making process.
In making compensation decisions for executive officers for 2014, we also referred to broader compensation survey data from the Radford Global Life Sciences Survey. We have used similar surveys for reference in establishing our 2015 compensation programs.
Target Compensation Levels.   For 2014, consistent with 2013, we generally targeted the 40th percentile of our competitive market for total cash (base salary and target cash bonus), as determined based on the Peer Group, supplemented by data from industry surveys. We chose the 40th percentile for total cash in part because we are still in the early stages of product development and therefore need to conserve our cash while we ramp up our operations. Equity has been a critical and prominent component in our overall compensation package and we believe that it will remain an important tool for attracting, retaining and motivating our key talent by providing an opportunity for wealth creation as a result of our long-term success, particularly while we are growing our business and targeting the 40th percentile for total cash compensation. As a result, we have generally targeted equity compensation levels greater than or equal to the 75th percentile of the competitive market for equity compensation based on the Peer Group, supplemented by data from surveys, and taking into consideration Leadership Development and Compensation Committee approved targeted annual burn rate.
In March 2014, the Leadership Development and Compensation Committee reviewed an analysis by Compensia of our executive compensation levels. Based on data compiled from the Peer Group, supplemented by survey data, this analysis indicated that the target total cash compensation for our executives (current base salary plus target incentive opportunity) were at or above the 40th percentile of the competitive market. Several of these compensation levels were set based on individual negotiations in connection with hiring or promotions, as well as Leadership Development and Compensation Committee decisions, with input from the Chief Executive Officer, based on scope of responsibility and performance on individual executives, which led to the variation from the 40th percentile target compensation level. The Leadership Development and Compensation Committee approved annual equity awards to executives in May 2014 based primarily on our compensation strategy to provide annual equity grants at the 75th percentile of our peer group. Additionally, in determining annual equity grants, the Leadership Development and Compensation Committee considered the retention value of existing awards held by executives (taking into account option exercise prices and prevailing market value of our common stock), executive performance and retention risk of our named executive officers.
For 2015, we expect to continue to target the same percentiles as we have in prior years using our updated Peer Group and similar industry survey data, which approach the Leadership Development and Compensation Committee approved in August 2014.
2014 Compensation
Background.   In setting the compensation program and decisions for 2014, we were forced to balance achievement of critical operational goals with retention of key personnel, including executives. Accordingly, we focused in particular on providing a strong equity compensation program in order to provide strong retention incentives through challenging periods. We also focused on cash management in setting our total cash compensation target percentiles (and associated salary and bonus target levels) for executives. Another key theme for 2014 was establishing strong incentives to drive company performance, including continued emphasis on company performance goals over individual goals in the 2014 executive cash bonus plan and on equity compensation for longer-term upside potential and sharing in company growth.
Base Salaries.   In early 2014, the Leadership Development and Compensation Committee reviewed executive base salaries, bonus targets and total cash compensation against our Peer Group and determined that no base salary adjustments were needed to ensure competitive base salaries for key and critical executive roles.
In December 2013, Mr. Diniz was appointed as our then-interim Chief Financial Officer and the Leadership Development and Compensation Committee reviewed his compensation. In connection with such review, certain adjustments were made to Mr. Diniz’ cash compensation. Among other things, Mr. Diniz’ original employment offer letter from February 2011 (as the then-Chief Executive Officer of Amyris Brasil) set his annual base salary at $400,000 (or $33,333.33 per month), but he had historically received an annual salary through our Brazilian subsidiary’s payroll in Brazilian reais. As a result, prior to December 2013, Mr. Diniz’ salary amounts had not equated to $33,333.33 per month. Therefore, in December 2013, we agreed to provide Mr. Diniz a one-time true-up payment of  $110,049 for the exchange rate discrepancies from March 2011 through December 2013. From January 2014 through his reassignment to Amyris Brasil in January 2015, we provided Mr. Diniz a monthly true-up to ensure his local salary paid in Brazilian reais remains commensurate with the $33,333.33 per month we committed to in his employment offer letter.
Cash Bonuses.   The Leadership Development and Compensation Committee adopted a 2014 bonus plan for executives in March 2014. Under the plan, executives became eligible for bonuses based on the achievement of company weighted metrics for each quarter in 2014, as well as a portion allocated to the annual company and individual performance (in 2013 and prior years, executive bonuses were based entirely on an annual achievement of company and individual performance targets). The change to quarterly and annual performance metrics under the 2014 bonus plan was intended to provide a balanced focus on both our long-term strategic goals and shorter-term quarterly operational goals. The 2014 bonus plan provided for funding and payout of cash bonus awards based on quarterly and annual performance during 2014 and the total potential funding of the 2014 bonus plan for each of these bonus periods was based on our performance under certain metrics set by the Leadership Development and Compensation Committee for each quarter and for the year. Payouts, if any, under the bonus plan, occurred following a review of our company results and performance each quarter and, for the annual component, a review occurred in February 2015 with respect to the annual performance of the company as well as each individual’s performance. The 2014 bonus plan provided for a 50% weighting for quarterly achievement (with each quarter worth 12.5% of the total bonus fund for the year) and 50% for full fiscal year 2014 achievement.
The total funding possible under the 2014 bonus plan was based on a cash value (or the “target bonus fund”) determined by the named executive officers’ target bonus levels. Target bonuses for the named executive officers varied by officer, but were generally set at approximately 30% of their annual base salary, other than for Messrs. Melo and Diniz, whose target bonuses were set at approximately 80% and 50% of their annual base salary, respectively. The quarterly and annual funding of the 2014 bonus plan was based on achievement of the following company performance metrics for each quarter during 2014 (as determined by the Leadership Development and Compensation Committee and, in the case of quarterly funding, as applicable for the quarter based on our operating plan): cash gross margin from product sales and collaboration inflows for the quarter, cash production costs at our Brazil manufacturing plant, cash operating expenditures and strain performance. Generally, each company performance metric applicable to a given period (quarter and annual) was weighted equally.
If the company did not achieve at least a “threshold” level of the performance metrics described above for a given period, no funding would occur under the plan. If the company achieved at least the threshold level, 80% funding would occur. For achievement of performance metrics between the threshold level and “target” level, a pro rata increase in funding occurred up to 100% of the target bonus fund allocated to such period. For achievement of performance metrics above the target level, for the annual funding, a pro rata increase in funding could have occurred up to 150% of the Target Bonus Fund. The threshold and 150% (or “superior”) performance levels and associated funding were intended to capture the relative difficulty of achievement.
Any payouts for the quarterly bonus periods were the same as the funded level (provided the recipient met eligibility requirements through the payout date), and were subject to a cap of 100% of the allocated quarterly target bonus fund. Any funding in excess of 100% of the allocated quarterly target bonus fund would not be paid out, and instead would be allocable to subsequent quarters (up to 100% of the allocated target bonus fund for the subsequent quarter) and/or the annual bonus fund, in that order. Excess quarterly funding not paid, but added to the annual bonus fund, would be in addition to the annual bonus fund maximum of 150% of the annual Target Bonus Fund. Payouts for the annual bonus period were made from the aggregate funded amount in the discretion of the Leadership Development and Compensation Committee based on Company and individual performance, and could have ranged from 0% to 200% of an individual’s target bonus. The committee chose to emphasize company performance goals for the quarterly and annual bonus plan given the critical importance of our short term strategic goals, but to retain reasonable incentives and rewards for exceptional individual performance, recognizing the value of such incentives and rewards to our operational performance and to individual retention. In addition, for 2014 the Leadership Development and Compensation Committee set the following target bonus levels for the named executive officers:
Name	Target Bonus ($)
John Melo	450,000
Paulo Diniz	200,000
Joel Cherry	126,000
Nicholas Khadder	100,000
Susanna McFerson	100,000
The target bonus for each of the named executive officers was reviewed by the Leadership Development and Compensation Committee in early 2014 and bonus targets were increased for certain individuals based upon a review of target total cash for similar roles among executives in our Peer Group. As a result of that analysis, 2014 bonus targets were increased for Mr. Melo and Dr. Cherry to $450,000 (from $300,000) and $126,000 (from $100,000) respectively, and in the case of Mr. Khadder, from the target bonus set in his December 2013 promotion letter (which had been $90,000).
Based on the foregoing bonus plan structure, the Leadership Development and Compensation Committee was responsible for determining the percentage achievement levels for Amyris for each of the quarters in 2014 and the levels of achievement for Amyris and each individual executive officer with respect to the annual portion following the end of 2014. Individual bonuses were awarded for each quarter based on the Leadership Development and Compensation Committee’s assessment of company results, and with respect to the annual portion, the Leadership Development and Compensation Committee’s assessment of company results as well as each executive’s contributions to these results, his or her progress toward achieving his or her individual goals, and his or her demonstrating the our core values.
If the minimum threshold performance level for company performance had not been achieved in any quarter or for the full year, no bonus funding would have been triggered during such period, regardless of individual performance. For example, the minimum company performance level for the fourth quarter of 2014 was not achieved and therefore no bonuses were paid under the 2014 cash bonus plan for the fourth quarter of 2014. For individual performance, achievement below the threshold level would have resulted in bonus funding and eligibility being determined in the discretion of the Leadership Development and Compensation Committee. Also, actual payment of any bonuses in 2014 remained subject to the final discretion of the Committee.
Company Performance Goals.   Each quarter, company performance was weighted for targets related to cash gross margin from products and collaborations, for cash operating expenses, for strain performance for Farnesene and for strain performance for our first commercially produced fragrance molecule. The quarterly and annual weighting and achievement for each are described below.
These targets were initially discussed with the Board and the Leadership Development and Compensation Committee through spring and summer 2013 and adopted in final form for 2014 in fall 2013 and subsequently discussed and evaluated each quarter in 2014 and February 2015 based on quarterly and annual performance (in February 2015, the Leadership Development and Compensation Committee discussed and evaluated the fourth quarter as well as the full year 2014 results) and continued development of our business and operating plans for 2014 and beyond. The specific goals comprising the targets were both qualitative and quantitative, and percentages of achievement were to be determined in the discretion of the Leadership Development and Compensation Committee following each period under the bonus plan.
Degree of Difficulty in Achieving Performance Goals.   The Leadership Development and Compensation Committee considered the likelihood of achievement when recommending and approving, respectively, the company and individual performance goals and bonus plan structures for each of the bonus plan periods in 2014, but it did not undertake a detailed statistical analysis of the difficulty of achievement of each measure. For 2014, the Committee considered the 80% achievement level to be achievable with significant effort, 100% to be challenging, requiring circumstances to align as predicted and exceptional levels of effort on the part of the executive team, and any amounts in excess of 100% to be unlikely, requiring significant unexpected sources of revenue or financing, breakthroughs in technology, manufacturing operations and process development, and business development efforts, as well as favorable external conditions.

2014 Quarterly and Annual Bonus Plan Funding and Award Decisions.   In each of May 2014, August 2014, November 2014 and February 2015, the Leadership Development and Compensation Committee determined that the company’s quarterly and annual performance goals were achieved as follows:
Company Performance Goal	Weight	Weighted Achievement Level	Weighted Achievement as Adjusted
Q1
Cash Gross Margin from Products and Collaborations	33.3%	31.5%
Cash Opex	33.3%	37.5%
Strain Performance: Farnesene	22.1%	19.8%
Strain Performance: Fragrance Molecule	11.1%	12.2%
Total Q1	100.0%	101.0%	100%(1)
Q2
Cash Gross Margin from Products and Collaborations	25.0%	25.9%
Cash Opex	25.0%	27.0%
Brotas cash production costs: Farnesene and Fragrance molecule	25.0%	20.5%
Strain Performance: Farnesene	16.7%	13.8%
Strain Performance: Fragrance Molecule	8.3%	0.0%
Total Q2	100.0%	87.3%	89.8%(2)
Q3
Cash Gross Margin from Products and Collaborations	25.0%	20.2%
Cash Opex	25.0%	22.9%
Brotas cash production costs: Farnesene and Fragrance molecule	25.0%	N/A
Strain Performance: Farnesene	16.7%	35.5%
Strain Performance: Fragrance Molecule	8.3%	24.6%
Total Q3	100.0%	93.2%	93.2%
Q4
Cash Gross Margin from Products and Collaborations	25.0%	0.0%
Cash Opex	25.0%	26.3%
Brotas cash production costs: Farnesene and Fragrance molecule	25.0%	26.3%
Strain Performance: Farnesene	16.7%	13.7%
Strain Performance: Fragrance Molecule	8.3%	6.7%
Total Q4	100.0%	73.0%	0.0%(3)

Company Performance Goal	Weight	Weighted Achievement Level	Weighted Achievement as Adjusted
ANNUAL
Cash Gross Margin from Products and Collaborations	25.0%	17.6%
Cash Opex	25.0%	26.3%
Brotas cash production costs: Farnesene and Fragrance molecule	25.0%	24.9%
Strain Performance: Farnesene	16.7%	13.7%
Strain Performance: Fragrance Molecule	8.3%	6.7%
Total Annual	100.0%	89.2%	89.2%

(1)
Excess Q1 achievement was allocated to Q2 as carryover

(2)
Reflects Q2 achievement plus excess Q1 carryover

(3)
Because the 80% threshold was not met, no bonus was payable in Q4 2014

Individual Performance Goals.
For the annual portion of bonus tied to individual performance, the Committee considered several factors, including the following:
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For Mr. Melo, the achievement of the company’s critical success factors: driving the company’s technology leadership, causing the company to be the partner of choice, developing operational excellence of the organization, maintaining financial discipline, and embodying the company’s values.

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For Mr. Diniz, the achievement of managing operating expenses and capital expenses, the support of fundraising activities, and embodying the company’s values.

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For Dr. Cherry, the achievement of technology milestones relating to production and strain engineering, achieving operational improvements in our research and development organization, and embodying the company’s values.

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For Mr. Khadder, the achievement of supporting financing transactions, management of Amyris’s intellectual property portfolio, oversight of litigation matters, and embodying the company’s values.

Ms. McFerson was not eligible for the annual (or fourth quarter) bonus because she departed Amyris prior to the evaluation and payout of such bonuses. Had Ms. McFerson been employed at such time, the individual component of her annual bonus would have been tied to several factors, including the completion of commercial transactions, the achievement of revenue objectives and embodying the company’s values.
Based on the foregoing, and taking into account the factors above, the Committee approved the following 2014 cash bonus awards:
Name	2014 Cumulative Quarterly Bonus Payouts	2014 Annual Portion Bonus Payout	2014 Aggregate Annual and Quarterly Bonus Payouts	Annual Bonus Target	2014 Actual Bonus Earned as a % of Target Bonus
John Melo	$159,188.00	$200,700.00	$359,888.00	$450,000.00	80%
Paulo Diniz	$88,303.00	$45,000.00	$133,304.00	$200,000.00	67%
Joel Cherry	$44,518.00	$60,000.00	$104,518.00	$126,000.00	83%
Nicholas Khadder	$35,375.00	$50,000.00	$85,375.00	$100,000.00	85%
Zanna McFerson	$35,375.00	N/A	$35,375.00	$100,000.00	35%

The committee considered a variety of factors in determining, in its discretion, to award the annual bonus payouts described above. In addition to the levels of achievement in the 2014 bonus plan company performance (for the quarterly and annual portion) and individual performance categories (for the annual portion), the Committee considered our cash needs as well as the level of performance of each executive in achieving company results and their respective assigned individual goals. We believe that, notwithstanding our continuing need to preserve cash, the payment of these awards was appropriate because the bonus plan appropriately held named executive officers accountable for achievement of company and personal goals, and the payouts were reasonable and appropriate in light of the company’s progress.
Equity Awards.   In 2014, the Leadership Development and Compensation Committee approved annual equity awards for certain executive officers, including the named executive officers. These included the option and restricted stock unit awards detailed in the “Grants of Plan-Based Awards” table below. The Leadership Development and Compensation Committee determined the allocation of equity awards between options and restricted stock units after consultation with Compensia, in evaluating the practices of peer companies and in consultation with management, taking into consideration the appropriate balance between rewarding previous performance, retention, upside value potential tied to the Company’s and the executive officer’s future performance, the mix of the executive officers’ current holdings and other considerations. In December 2013, in connection with his promotion letter to Senior Vice President, Legal and General Counsel, Mr. Khadder received an equity award commensurate with his new role and responsibilities and to provide retention value. In May 2014, the Committee approved annual equity awards to the named executive officers that varied significantly by executive relative to the competitive market for such annual awards. For such 2014 grants, disparities in grant size versus the target percentile were based primarily on merit, current equity position and retention considerations. For example, awards varied based on the value of unvested equity awards already held by the named executive officers, the relative contributions of the named executive officers during 2013, as applicable, and anticipated levels of responsibility for key corporate objectives in 2014. For the 2014 option awards granted to our named executive officers, 25% of the shares subject to each award will vest one year from the vesting commencement date (which was the first day of the quarter in which the award was approved) and 1/48 of the shares subject to the award will vest monthly thereafter. The restricted stock unit awards vest annually over three years from April 2014. The vesting of the 2014 option awards and restricted stock unit awards granted to our named executive officers is solely time-based and is not subject to any Company or individual performance requirements.
Please see the “Grants of Plan-Based Awards” table below for more information about the award types and sizes, grant dates, exercise prices and vesting of option awards described in the preceding paragraph.
Severance and Change of Control Plan.   In November 2013, the Leadership Development and Compensation Committee of the Board adopted the Amyris, Inc. executive severance plan (or the “Plan”). The Plan has a term of 36 months, which commenced in November 2013. The Leadership Development and Compensation Committee adopted the Plan to provide a consistent and updated severance framework for Amyris executives that aligns with peer practices. All continuing named executive officers, and all senior level employees of Amyris that were eligible to participate in the Plan, have entered into these agreements. The benefits under the executive severance plan supersede and replace the existing executive severance arrangements in each of the named executive officers’ (and eligible senior level employees’ offer letters) that were described in our 2013 proxy statement filed with the Securities and Exchange Commission on April 16, 2013. The potential payments payable under the Plan and related defined terms are described in detail below under “Potential Severance Payments upon Termination and upon Termination Following a Change in Control.” Ms. McFerson became eligible for certain of the benefits set forth in the Plan upon her departure from the company in January 2015.
We believe that the Plan appropriately balances our need to offer a competitive level of severance protection to our executives and to induce our executives to remain in our employ through the potentially disruptive conditions that may exist around the time of a change in control, while not unduly rewarding executives for a termination of their employment.

Other Executive Benefits and Perquisites.   We provide the following benefits to our executive officers on the same basis as other eligible employees:
•
health insurance;

•
vacation, personal holidays and sick days;

•
life insurance and supplemental life insurance;

•
short-term and long-term disability; and

•
a 401(k) plan with match.

We believe these benefits are generally consistent with those offered by other companies with which we compete for executive talent.
Some of the executives whom we have hired including Mr. Melo (and Raffi Asadorian, who joined us in January 2015), held positions in locations outside of Northern California at the time that they agreed to join us at our headquarters in Emeryville, California. We have agreed in these instances to pay relocation expenses to these executives, including temporary housing, costs associated with commuting from our facilities to their family’s home outside of Northern California. Additionally, we agreed to cover certain expenses incurred in connection with Mr. Diniz’ temporary relocation from Brazil and interim Chief Financial Officer assignment at our headquarters in Emeryville, California, including interim corporate housing, a relocation lump sum payment in the amount of  $10,000, spouse and family travel, California-based medical and dental insurance, and certain tax planning services. Furthermore, in connection with Mr. Diniz’ reassignment back to Brazil in January 2015, we paid a relocation lump sum payment in the amount of  $9,482.80. The amounts of relocation and travel expenses paid in 2014 to named executive officers are included in the “All Other Compensation” column in the “Summary Compensation Table” below and the associated footnotes. Given the cost of living in the San Francisco Bay Area relative to most other metropolitan areas in the United States, we believe that in order for us not to be limited to hiring executives located near our headquarters in Emeryville, California, that we must be willing to offer to pay an agreed upon amount of relocation costs.
Other Compensation Practices and Policies.   We have the following additional compensation practices and policies that apply to our named executive officers:
Timing of Equity Awards.   The timing of equity awards has been determined by the Board or Leadership Development and Compensation Committee based on the Board’s or committee’s view at the time regarding the adequacy of executive equity interests in Amyris for purposes of retention and motivation.
In February 2014, our Board ratified our existing policy regarding equity award grant dates, fixing grant dates in an effort to ensure the integrity of the equity compensation award granting process. This policy took effect beginning with equity awards granted after the original adoption of the policy in March 2011. Under the policy, equity compensation awards are generally granted on the following schedule:
•
For equity awards to ongoing employees, the grant date is set as of the first business day of the week following the week in which the award is approved; and

•
For equity awards to new hires, the grant date is set as of the first business day of the week following the later of the week in which the award is approved or the week in which the new hire commences his or her employment.

Tax Considerations.   Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for its president and chief executive officer and each of the other named executive officers (other than its chief financial officer), unless compensation is “performance based.” To date, the Board has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. However, our 2010 Equity Incentive Plan includes various provisions designed to allow us to qualify stock options and other equity awards and performance based compensation under Section 162(m), including a limitation on the maximum number of shares subject to awards that may be granted to an individual under the plan in any one year. Also, among other requirements, for certain awards granted under the 2010 Equity Incentive Plan to qualify as fully deductible performance-based compensation under Section 162(m), our stockholders were required to re-approve the plan on or before the first annual meeting of stockholders at which directors were to be elected that occurred after the close of the third calendar year following the calendar year of our initial public offering. We sought and received such approval at our 2011 annual meeting of stockholders.
Our Leadership Development and Compensation Committee may adopt a policy at some point in the future providing that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m). Until such policy is implemented, our Leadership Development and Compensation Committee may, in its discretion, authorize compensation payments that do not consider the deductibility limit imposed by Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
Policy Regarding Restatements.   We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Under those circumstances, the Board or the Leadership Development and Compensation Committee would evaluate whether adjustments or recoveries of awards were appropriate based upon the facts and circumstances surrounding the restatement. We anticipate that the Board or Leadership Development and Compensation Committee will adopt a policy regarding restatements in the future based on anticipated SEC and exchange regulations requiring listed companies to have a policy that requires repayment of incentive compensation that was paid to current or former executives over the three-year period prior to any restatement due to material noncompliance with financial reporting requirements.
Stock Ownership and Hedging Policies.   We have not established stock ownership or similar guidelines with regards to our executive officers. All of our executive officers currently have a direct or indirect, through their stock option holdings, equity interest in our company, and we believe that they regard the potential returns from these interests as a significant element of their potential compensation for services to us. We have generally targeted the market 75th percentile for executive officer equity compensation.
We have a policy entitled “Procedures and Guidelines Governing Securities Trades by Company Personnel” (referred to as our Insider Trading Policy) that, among other things, prohibits trading while in possession of material non-public information. Under the Insider Trading Policy, our employees, officers and directors may not acquire, sell or trade in any interest or position relating to the future price of our securities (such as a put option, a call option or a short sale).
Leadership Development and Compensation Committee Report*
The Leadership Development and Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this Proxy Statement. Based on this review and discussion, the Leadership Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Amyris, Inc. Leadership Development and Compensation Committee of the Board
Carole Piwnica (Chair)
Nam-Hai Chua
John Doerr

*
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Amyris under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table
The following table sets forth information regarding 2014 compensation earned by our named executive officers. The table shows compensation for 2014 and, where the individual was a named executive officer for the relevant prior year, 2013 and 2012.
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)	Total ($)
John Melo President and Chief Executive Officer	2014	550,000	1,053,000	701,160	359,888	405(11)	2,664,453
	2013	550,000	685,930	728,065	150,000	—	2,113,995
	2012	500,000	965,000	637,903	100,000	10,279(3)	2,213,182
Paulo Diniz Former Interim Chief Financial Officer	2014	361,900(4)	164,970	161,267	133,304	417,030(5)	1,238,471
	2013	377,861(4)	261,800	121,008	85,000	5,081(6)	850,750
	2012	355,628(4)	193,000	50,008	108,000	13,728(7)	720,364
Joel Cherry President, Research and Development	2014	358,750	322,920	215,022	104,518	2,460(8)(9)	1,003,670
	2013	358,750	318,570	340,839	120,000	1,020(9)	1,139,179
	2012	366,667	598,300	62,510	60,000	—	1,087,477
Susanna McFerson(12) Former Chief Business Officer	2014	375,000	147,420	142,569	35,375	405(11)	700,769
	2013	311,298	375,700	411,620	35,000	69,931(10)(11)	1,203,549
Nicholas Khadder(13) Senior Vice President and General Counsel	2014	300,000	161,460	156,592	85,375	405(11)	703,832

(1)
As required under applicable rules of the Securities and Exchange Commission, payments under our 2014 annual bonus plan are included in the column entitled “Non-Equity Incentive Plan Compensation”, as they were based upon the satisfaction of pre-established performance targets, the outcome of which was substantially uncertain.

(2)
The amounts in the “Stock Awards” and “Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the awards are discussed in Note 11, “Stock-based Compensation Plans” of  “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. To the extent that outstanding equity awards were materially modified during the year, including the re-pricing of certain options discussed above under “Executive Compensation — 2014 Compensation — Equity Awards,” the amounts in the “Stock Awards” and “Option Awards” columns reflect the incremental fair value, computed as of re-pricing or other modification date calculated in accordance with FASB ASC Topic 718, with respect to that re-priced or modified award. See the “Grants of Plan-Based Awards” table for additional information regarding stock and option awards granted in fiscal year 2014. These amounts do not correspond to the actual value that may be recognized by the named executive officers.

(3)
Includes $10,279 of personal travel expenses, including commuting expenses.

(4)
Mr. Diniz’ approved salary is $400,000; he is paid directly by Amyris Brasil and amounts reported in this table reflect the amount paid in Brazilian reais converted to U.S. dollars at the exchange rate on December 31, 2014.

(5)
Includes tax equalization payments on behalf of Paulo Diniz of  $340,435 and other miscellaneous benefits, none of which individually exceeds $25,000 in value. Mr. Diniz did not receive any cash benefit from the tax equalization payments. The principle of the tax equalization is to leave the individual in exactly the same position (i.e., no better and no worse) than if they had not become subject to U.S. taxation on a portion of their income. Also includes a $10,000 relocation bonus, a $62,592 reimbursement for temporary housing, and a $4,003 reimbursement for miscellaneous relocation related expenses.
(6)
Includes $5,081 of personal travel expenses, including commuting expenses.

(7)
Includes $13,728 of personal travel expenses, including commuting expenses.

(8)
Includes $1,440 for a stipend payable to certain Amyris employees that elect not to participate in certain of the company’s medical benefits programs.

(9)
Includes $1,020 reimbursement for commuting expenses.

(10)
Includes $52,270 reimbursement for temporary housing and $17,662 for relocation stipend.

(11)
Includes $405 paid by Amyris for taxes associated with long term disability.

(12)
Ms. McFerson joined Amyris on March 4, 2013 and was not a named executive officer in fiscal year 2012. Ms. McFerson ceased serving as a named executive officer in January 2015. The amount shown in the salary column for 2013 represents a partial year’s salary based on her March 2013 start date.

(13)
Mr. Khadder commenced his employment with Amyris in a prior year but did not serve as an executive officer until December 2013.

Grants of Plan-Based Awards in Fiscal Year 2014
The following table sets forth information regarding grants of compensation in the form of plan-based awards made during fiscal year 2014 to our named executive officers.
Name	Grant Date(1)	Approval Date of Grant(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)
Melo, John	05/05/2014	05/01/2014	$360,000	$450,000	$675,000	300,000			1,053,000
Melo, John	05/05/2014	05/01/2014					300,000	3.51	701,160
Diniz, Paulo	05/05/2014	05/01/2014	$160,000	$200,000	$300,000	47,000			164,970
Diniz, Paulo	05/05/2014	05/01/2014					69,000	3.51	161,267
Cherry, Joel	05/05/2014	05/01/2014	$100,800	$126,000	$189,000	92,000			322,920
Cherry, Joel	05/05/2014	05/01/2014					92,000	3.51	215,022
Khadder, Nicholas	05/05/2014	05/01/2014	$80,000	$100,000	$150,000	46,000			161,460
Khadder, Nicholas	05/05/2014	05/01/2014					67,000	3.51	156,592
McFerson, Susanna	05/05/2014	05/01/2014	$80,000	$100,000	$150,000	42,000			147,420
McFerson, Susanna	05/05/2014	05/01/2014					61,000	3.51	142,569

(1)
Our Board has adopted a policy regarding the grant date of such awards under which the grant date of all equity awards generally would be the first business day of the week following the week in which the award was approved by the Leadership Development and Compensation Committee. Notwithstanding such grant date, for purposes of determining the grant date fair value in accordance with FASB ASC Topic 718 (as described in footnote 6 below), the deemed grant date for restricted stock unit awards listed herein was generally the approval date set forth in the column entitled “Approval Date of Grant.”

(2)
In March 2014, the Leadership Development and Compensation Committee approved a non-equity incentive plan under which the eligibility amounts reported under “Estimated Future Payouts Under

Non-Equity Incentive Plan Awards” were based. The terms of the plan and actual amounts paid out under the 2014 bonus plan are discussed above in this Proxy Statement under “Executive Compensation — 2014 Compensation — Cash Bonuses” and the amounts paid out are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. The estimated future payouts as of December 31, 2014 shown in this table reflect the annual incentive awards that would have been at the threshold, target and maximum levels for each individual assuming that cash bonuses had been paid at each of such levels.
(3)
Amounts in this column represent restricted stock units granted under our 2010 Equity Incentive Plan. All restricted stock unit awards granted in May 2014 had a three-year vesting schedule from a vesting commencement date of April 1, 2014, with one third of the units vesting annually.

(4)
Amounts in this column represent stock option awards granted under our 2010 Equity Incentive Plan: All of the option awards granted in May 2014 were part of the annual grant process and had a four-year vesting schedule from a vesting commencement date of April 1, 2014, with 1/48th of the shares subject to the option vesting monthly. Such option grants are subject to certain rights to acceleration of vesting upon a change in control of our company and termination of employment following a change in control, as further described below under “Potential Payments upon Termination and upon Termination Following a Change in Control.”

(5)
The option exercise price per share is the closing price of our common stock on NASDAQ on the date of grant, which represents the fair value of our common stock on the same date. Restricted stock unit awards did not have any exercise price.

(6)
Reflects the grant date fair value of each award computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the awards are discussed in Note 11, “Stock Based Compensation Plans” of  “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables
The material terms of the named executive officers’ annual compensation, including base salaries, discretionary cash bonuses, our equity award granting practices and severance benefits and explanations of compensation decisions for cash and equity compensation during 2014 are described in the “Compensation Discussion and Analysis” section above. As noted below under “Agreements with Executives, except for certain terms contained in offer letters and equity award agreements and participation agreements entered into in connection with the executive severance and change of control plan, none of our named executive officers has entered into a written employment agreement with us.
2015 Bonus Plan
In February 2015, the Leadership Development and Compensation Committee approved a 2015 cash bonus plan (or the 2015 Bonus Plan) that included the cash bonus plan for our executive officers. The 2015 Bonus Plan is largely consistent with the 2014 bonus plan and provides the following structure for Amyris’ named executive officers set forth in this Proxy Statement:
•
General Structure.   The 2015 Bonus Plan provides for funding and payout of cash bonus awards based on quarterly and annual performance during 2015. The total potential funding of the 2015 Bonus Plan for each of these bonus periods is based on our performance under certain metrics set by the Leadership Development and Compensation Committee for each quarter and for the entire year and each named executive officer’s performance for the entire year. Payouts under the 2015 Bonus Plan would occur following a review of our results and performance each quarter and the named executive officers’ individual performance results at the end of the year.

•
Funding Target Levels and Performance Metrics.   The total funding possible under the 2015 Bonus Plan is based on a cash value (or the “Target Bonus Fund”) determined by the named executive officers’ target bonus levels. Target bonuses for the named executive officers vary by officer, but are generally set between 30% and 35% of annual base salary, other than for the Chief Executive Officer, whose target bonus is set at approximately 80% of his annual base salary. The aggregate amount of these target bonuses are the basis for the total funding of the 2015 Bonus Plan. The quarterly and annual funding of the 2015 Bonus Plan is based on achievement of the following company performance metrics for each quarter during 2015 (as determined by the Leadership Development and Compensation Committee and, in the case of quarterly funding, as applicable for the quarter based on Amyris’ operating plan): total revenues (weighted 40%), cash operating expenditures (weighted 30%) and production costs (weighted 30%).
•
Funding Calculation.   For each of the four quarterly periods of the 2015 Bonus Plan, the 2015 Bonus Plan allocates 12.5% of the total Target Bonus Fund. For the annual period of the 2015 Bonus Plan, the 2015 Bonus Plan allocates 50% of the total Target Bonus Fund. If we do not achieve at least a “threshold” level of the performance metrics described above for a given 2015 Bonus Plan period, no funding would occur under the 2015 Bonus Plan. If we achieve at least the threshold level, 70% funding would occur. For achievement of performance metrics between the threshold level and “target” level, a pro rata increase in funding would occur up to 100% of the Target Bonus Fund allocated to such period. For achievement of performance metrics above the target level, for the annual funding, a pro rata increase in funding would occur up to 150% of the Target Bonus Fund. The threshold and 150% (or “superior”) performance levels and associated funding are intended to capture the relative difficulty of achievement.

•
Payouts.   Any payouts for the quarterly bonus periods would be the same as the funded level (provided the recipient meets eligibility requirements through the payout date), and would be subject to a cap of 100% of the allocated quarterly Target Bonus Fund. Any funding in excess of 100% of the allocated quarterly Target Bonus Fund would not be paid out, and instead would be allocable to subsequent quarters (up to 100% of the allocated Target Bonus Fund for the subsequent quarter) and/or the annual bonus fund, in that order. Excess quarterly funding not paid, but added to the annual bonus fund, is in addition to the annual bonus fund maximum of 150% of the annual Target Bonus Fund. Payouts for the annual bonus period would be made from the aggregate funded amount in the discretion of the Leadership Development and Compensation Committee based on Amyris’ and individual performance, and could range from 0% to 200% of an individual’s target bonus.

Outstanding Equity Awards as of December 31, 2014
The following table sets forth information regarding outstanding equity awards held as of December 31, 2014 by our named executive officers.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(29)
John Melo	279,979(1)(2)(9)	—	$3.93	08/25/2018
	298,004(3)(12)	—	$20.41	04/20/2020
	82,250(5)(13)	1,750	$26.84	04/15/2021
	66,666(5)(15)	33,334	$3.86	04/09/2022
	150,416(5)(17)	210,584	$2.87	06/03/2023
	—(4)(19)	300,000	$3.51	05/05/2024
					475,999(6)(7)(13)(16)(18)(19)	$980,558
Paulo Diniz	187,500(2)(14)	62,500	$26.84	04/15/2021
	13,333(5)(15)	6,667	$3.86	04/09/2022
	25,000(5)(17)	35,000	$2.87	06/03/2023
	—(4)(19)	69,000	$3.51	05/05/2024
					123,665(6)(14)(16)(18)(19)	$254,750
Joel Cherry	163,500(1)(2)(10)	—	$4.31	09/14/2019
	20,000(1)(3)(11)	—	$9.32	01/07/2020
	24,479(5)(13)	521	$26.84	04/15/2021
	16,666(5)(15)	8,334	$3.86	04/09/2022
	70,416(5)(17)	98,584	$2.87	06/03/2023
	—(4)(19)	92,000	$3.51	05/05/2024
					184,333(6)(7)(13)(16)(18)(19)	$379,726
Susanna McFerson	87,500(4)(16)	112,500	$2.89	03/11/2023
	—(4)(19)	61,000	$3.51	05/05/2024
					92,000(8)(17)(19)	$189,520
Nicholas Khadder	2,400(5)(28)	3,200	$3.86	04/09/2022
	20,833(20)(24)	4,167	$16.00	12/10/2020
	4,125(21)(25)	6,375	$2.60	06/11/2022
	18,750(17)(26)	26,250	$2.79	07/22/2023
	29,166(18)(27)	70,834	$2.94	12/16/2023
	—(4)(19)	67,000	$3.51	05/05/2024
					106,999(6)(17)(19)(28)(23)	$220,418

(1)
Options granted under the 2005 Stock Option/Stock Issuance Plan to our named executive officers are immediately exercisable, regardless of vesting schedule.

(2)
Options vest as to 20% of the original number of shares on the first anniversary of the vesting commencement date, which is a date fixed by the Board or Leadership Development and Compensation Committee when granting equity awards, and as to an additional 1/60th of the original number of shares each month thereafter until the fifth anniversary of the vesting commencement date, subject to continued service through each vesting date.

(3)
Options vest at a rate of 1/60th of the original number of shares monthly from the vesting commencement date until the fifth anniversary of the vesting commencement date, subject to continued service through each vesting date.

(4)
Options vest as to 25% of the original number of shares on the first anniversary of the vesting commencement date, and as to an additional 1/48th of the original number of shares each month thereafter until the fourth anniversary of the vesting commencement date, subject to continued service through each vesting date.

(5)
Options vest at a rate of 1/48th of the original number of shares monthly from the vesting commencement date until the fourth anniversary of the vesting commencement date, subject to continued service through each vesting date.

(6)
Restricted stock units vest at a rate of 1/3rd of the original number of units annually from the vesting commencement date until the third anniversary of the vesting commencement date, subject to continued service through each vesting date.

(7)
Restricted stock units vest as to 100% of the units subject to the award on the second anniversary of the vesting commencement date, subject to continued service through each vesting date.

(8)
Restricted stock units vest as to 80,000 of the units subject to the award after one year from the vesting commencement date, the remainder after two years from the vesting commencement date.

(9)
The vesting commencement date of this grant was June 3, 2008.

(10)
The vesting commencement date of this grant was November 3, 2008.

(11)
The vesting commencement date of this grant was October 27, 2009.

(12)
The vesting commencement date of this grant is April 20, 2010.

(13)
The vesting commencement date of this grant was January 1, 2011.

(14)
The vesting commencement date of this grant was March 1, 2011.

(15)
The vesting commencement date of this grant was April 1, 2012.

(16)
The vesting commencement date of this grant was March 4, 2013.

(17)
The vesting commencement date of this grant was April 1, 2013.

(18)
The vesting commencement date of this grant was October 1, 2013.

(19)
The vesting commencement date of this grant is April 1, 2014

(20)
The vesting commencement date of this grant was October 25, 2010

(21)
The vesting commencement date of this grant was May 1, 2012

(22)
The vesting commencement date of this grant was April 1, 2013

(23)
The vesting commencement date of this grant was October 1, 2013.

(24)
The stock option vested as to 1/5th of the total number of shares subject to the option on October 25, 2011, and thereafter vests as to 1/60th of the total number of shares subject to the option in equal monthly installments.

(25)
The stock option vests as to 1/48th of the total number of shares subject to the option in equal monthly installments.

(26)
The stock option vests as to 1/4th of the total number of shares subject to the option on April 1, 2014, and thereafter vests as to 1/48th of the total number of shares subject to the option in equal monthly installments.

(27)
The stock option vests as to 1/4th of the total number of shares subject to the option on October 1, 2014, and thereafter vests as to 1/48th of the total number of shares subject to the option in equal monthly installments.

(28)
The vesting commencement date of this grant was April 9, 2013

(29)
Calculated by multiplying the closing price of our common stock on NASDAQ on December 31, 2014, $2.06, by the number of units that had not vested as of December 31, 2014.

Option Exercises and Stock Vested During Fiscal Year 2014
The following table shows information regarding exercise of options and vesting of restricted stock and restricted stock units held by our named executive officers during fiscal year 2014:
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John Melo			304,000	1,351,830
Paulo Diniz			60,001	258,871
Joel Cherry			158,666	705,377
Susanna McFerson			80,000	404,000
Nicholas Khadder	375	649	38,833	154,415

(1)
Values realized on exercise are calculated based on the closing price as reported on NASDAQ for our common stock on the date of exercise.

Pension Benefits
None of our named executive officers participates in, or has an account balance in, a qualified or non-qualified defined benefit plan sponsored by us.
Non-Qualified Deferred Compensation
None of our named executive officers participates in, or has account balances in, a traditional non-qualified deferred compensation plan or other deferred compensation plans maintained by us.
Potential Severance Payments upon Termination and upon Termination Following a Change in Control
Change in Control Arrangements in Severance and Change of Control Plan.
In November 2013, the Leadership Development and Compensation Committee of the Board adopted the Amyris, Inc. Executive Severance Plan. The plan has a term of 36 months, which commenced in November 2013. The Leadership Development and Compensation Committee adopted the Executive Severance Plan to provide a consistent and updated severance framework for Amyris executives that aligns with peer practices. Our named executive officers and other senior level employees were eligible to participate in the executive severance plan, subject to their execution of a participation agreement and other eligibility requirements. All continuing named executive officer and senior level employees that were eligible to participate in the executive severance plan have executed their respective participation agreements. The benefits under the executive severance plan supersede and replace the existing executive severance arrangements in each of our named executive officers’ (and eligible senior level employees’) offer letters that were described in our 2013 proxy statement filed with the Securities and Exchange Commission on April 16, 2013. In connection with the execution of a participation agreement, the participants are eligible for the following benefits under the Executive Severance Plan.
Upon involuntary termination by Amyris of a participant’s employment other than for “cause” or termination by the participant of such participant’s employment for “good reason” (each as defined below) (referred to as an “Involuntary Termination”), the participant becomes eligible for the following severance benefits from Amyris:
•
12 months of base salary continuation (18 months for the Chief Executive Officer)

•
12 months of health benefits continuation (18 months for the Chief Executive Officer)

Upon an Involuntary Termination of a participant at any time within the period beginning three months before and ending 12 months after a change in control of Amyris, each participant becomes eligible for the following severance benefits from Amyris:
•
18 months of base salary continuation (24 months for the Chief Executive Officer)

•
18 months of health benefits continuation (including for the Chief Executive Officer)

•
Automatic acceleration of vesting of all outstanding equity awards then held by the participant

In each case, the benefits are contingent upon the participant complying with various requirements, including non-solicitation and confidentiality obligations to Amyris, and on execution by the participant of a standard company release of claims within 60 days of the participant’s separation from service. The benefits are subject to forfeiture if, among other things, the participant commences employment with another employer or breaches any of his or her obligations under the executive severance plan and related agreements. The benefits are subject to adjustment and deferral based on applicable tax rules relating change-in-control payments and deferred compensation.
Under the Executive Severance Plan, “cause” generally encompasses the participant’s: (i) gross negligence or intentional misconduct; (ii) failure or inability to satisfactorily perform any assigned duties; (iii) commission of any act of fraud or misappropriation of property or material dishonesty; (iv) conviction of a felony or a crime involving moral turpitude; (v) unauthorized use or disclosure of the confidential information or trade secrets of Amyris or any of our affiliates that use causes material harm to Amyris; (vi) material breach of contractual obligations or policies; (vii) failure to cooperate in good faith with investigations; or (viii) failure to comply with confidentiality or intellectual property agreements. Prior to any determination that “cause” under this Executive Severance Plan, we are generally required to provide notice to the participant and a 30-day cure period.
“Good reason” generally means: (i) a material reduction of the participant’s role at Amyris; (ii) certain reductions of base salary; (iii) a workplace relocation of more than 50 miles; or (iv) our failure to obtain the assumption of the executive severance plan by a successor. In order for a participant to assert good reason for his or her resignation, he or she must provide us with 90 days written notice and allow us 30 days to cure the condition. Additionally, if we fail to cure the condition within the cure period, the participant must terminate employment with us within 30 days of the end of the cure period.
To the extent any severance benefits to a named executive officer constitute deferred compensation subject to Section 409A of the Code and such officer is deemed a “specified employee” under Section 409A, then we will defer payment of these benefits to the extent necessary to avoid adverse tax treatment.
We believe that the Executive Severance Plan appropriately balances our need to offer a competitive level of severance protection to our executives and to induce our executives to remain in our employ through the potentially disruptive conditions that may exist around the time of a change in control, while not unduly rewarding executives for a termination of their employment.
Ms. McFerson became eligible for the benefits set forth in the executive severance plan in January 2015.

The following table summarizes the potential payments and benefits payable to each of our named executive officers upon (i) termination of employment other than for cause and (ii) termination without cause or constructive termination following a change in our control, modeling, in each situation, that termination and change of control, where applicable, occurred on December 31, 2014.
	Qualifying Termination Other Than for Cause Not in Connection with a Change of Control			Qualifying Change of Control and Termination Without Cause or Constructive Termination Within Qualifying Period Following a Change of Control
Name	Base Salary ($)(1)	Continuing Health Benefits ($)(1)	Value of Accelerated Options or Shares ($)(2)	Base Salary ($)(3)	Continuing Health Benefits ($)(3)	Value of Accelerated Options or Shares ($)(4)
John Melo	825,000.00	20,938.48	—	1,100,000.00	$27,917.97(6)	980,557.94
Paulo Diniz	400,000.00	12,906.35	—	600,000.00	$19,359.52	254,749.90
Joel Cherry	358,750.00	118.85	—	538,125.00	$178.28	379,725.98
Nicholas Khadder	300,000.00	19,970.78		450,000.00	$29,956.18	220,417.94
Zanna McFerson(5)	375,000.00	6,470.80	—	562,500.00	$9,706.20	189,520.00

(1)
The amounts in this column assume that the respective named executive officer has not started employment with another company before the expiration of 12 months (and 18 months for the Chief Executive Officer) from termination of his or her employment with us.

(2)
Accelerated vesting only applicable in the event of a termination in conjunction with a change of control event.

(3)
The amounts in this column assume that the respective named executive officer has not started employment with another company before the expiration of 18 months (and 24 months for the Chief Executive Officer) from termination of his or her employment with us.

(4)
With respect to outstanding options as of December 31, 2014, this amount is equal to (a) the number of shares underlying unexercised options that would vest as a direct result of employment termination without cause or constructive termination following a change of control, assuming a December 31, 2014, change of control and employment termination, multiplied by (b) the excess of  $2.06, the closing market price of our common stock on NASDAQ as of December 31, 2014, over the exercise price of the options. With respect to restricted stock unit awards held by the named executive officer, this amount is equal to (a) the number of unvested units that would vest as a direct result of employment termination without cause or constructive termination following a change of control, assuming a December 31, 2014, change of control and employment termination, multiplied by (b) $2.06. Options with exercise prices higher than $2.06 are excluded from the calculation.

(5)
Ms. McFerson became eligible for certain of the non-change of control related benefits set forth in the executive severance plan upon her departure from Amyris in January 2015.

(6)
COBRA is limited to 18 months after termination unless such individual is within 8 months of being eligible for Medicare. This figure is a projection of costs for 24 months of coverage.

Agreements with Executives
We do not have formal employment agreements with any of our named executive officers. The initial compensation of each named executive officer was set forth in an offer or promotion letter that we executed with him or her at the time his or her employment with us commenced (or at the time of his or her promotion, as the case may be). Each offer letter provides that the named executive officer’s employment is at will.
As a condition to their employment, our named executive officers entered into non-competition, non-solicitation and proprietary information and inventions assignment agreements. Under these agreements, each named executive officer has agreed (i) not to solicit our employees during his or her employment and for a period of 12 months after the termination of his or her employment, (ii) not to compete with us or assist any other person to compete with us during the officer’s employment with us and (iii) to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of his or her employment.
See above “Executive Compensation — Potential Severance Payments upon Termination and upon Termination Following a Change in Control” for a description of potential payments to our named executive officers on a change of control.
Limitation of Liability and Indemnification
Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for:
•
any breach of the director’s duty of loyalty to us or our stockholders;

•
acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•
voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•
any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, our currently-effective bylaws provide that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.
We maintain an insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Board.
We have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
We are not presently aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Rule 10b5-1 Sales Plans
Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans under which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Director Compensation
Mr. Melo did not receive any compensation in connection with his service as a director due to his status as an employee. The compensation that we pay to Mr. Melo is discussed in the “Executive Compensation” section of this prospectus.
Director Compensation for Fiscal Year 2014
During the fiscal year ended December 31, 2014, our directors who served during 2014 (other than Mr. Melo) received the following compensation in connection with their service as directors:
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(5)	Option Awards ($)(2)(5)	All Other Director Compensation ($)	Total ($)(6)
Arthur Levinson(4)	14,615	—	—	—	14,615
Philippe Boisseau	40,000	—	—	—	40,000
Nam-Hai Chua	49,035	11,580	15,240	—	75,855
John Doerr	54,000	11,580	15,240	—	80,820
Geoffrey Duyk	47,500	11,580	15,240	—	74,320
Carole Piwnica	54,500	11,580	15,240	—	81,320
Fernando de Castro Reinach	47,500	11,580	15,240	—	74,320
HH Sheikh Abdullah bin Khalifa Al Thani	40,000	11,580	15,240	—	66,820
R. Neil Williams	55,000	11,580	15,240	—	81,820
Patrick Yang(3)(4)	20,000	11,580	64,346	—	95,926

(1)
Reflects board, committee chair and committee retainer fees earned during fiscal year 2014, as well as reimbursement of expenses

(2)
The amounts in the “Stock Awards” and “Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the awards are discussed in Note 11, “Stock Based Compensation Plans” of  “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. These amounts do not correspond to the actual value that may be recognized by the directors.

(3)
In July 2014, Dr. Yang received an initial stock option award from our 2010 Equity Incentive Plan under the director compensation program as described in “Narrative to Director Compensation Tables” below. The initial 20,000 options granted to Dr. Yang vests in quarterly increments over three years from July 1, 2014 at a rate of 1/12th per quarter.

(4)
Dr. Levinson resigned from the Board in May 2014 and did not receive the annual equity award grants made to other outside directors. The fees earned by Dr. Levinson in 2014 represent retainer fees earned by Dr. Levinson through his resignation date. Dr. Yang joined the Board in July 2014 and the fees earned by Dr. Yang in 2014 represent fees earned for the portion of the year that he served on the Board and exclude certain additional equity compensation that Dr. Yang earned for consulting services provided in 2013 and 2014.

(5)
In August 2014, each of our non-employee directors other than Mr. Boisseau (and excluding Dr. Levinson who resigned from the board prior to the grant date) received an annual stock option award and restricted stock unit award under our 2010 Equity Incentive Plan. Mr. Boisseau declined the annual award. These awards were contemplated by our director compensation program (described in “Narrative to Director Compensation Tables” below). With the exception of the initial director stock option awards granted to Dr. Yang, these option and restricted stock unit awards will become fully vested one year from August 7, 2014. The grant date fair value for these awards, as calculated under FASB ASC Topic 718 for financial statement reporting purposes was as shown:

Name	Date of Grant	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options ($)	Exercise Price Per Share ($)	Value of Stock and Option Awards ($)
Nam-Hai Chua	8/6/2014		6,000	3.86	15,240
Nam-Hai Chua	8/6/2014	3,000			11,580
John Doerr	8/6/2014		6,000	3.86	15,240
John Doerr	8/6/2014	3,000			11,580
Geoffrey Duyk	8/6/2014		6,000	3.86	15,240
Geoffrey Duyk	8/6/2014	3,000			11,580
Carole Piwnica	8/6/2014		6,000	3.86	15,240
Carole Piwnica	8/6/2014	3,000			11,580
Fernando de Castro Reinach	8/6/2014		6,000	3.86	15,240
Fernando de Castro Reinach	8/6/2014	3,000			11,580
HH Sheikh Abdullah bin Khalifa Al Thani	8/6/2014		6,000	3.86	15,240
HH Sheikh Abdullah bin Khalifa Al Thani	8/6/2014	3,000			11,580
R. Neil Williams	8/6/2014		6,000	3.86	15,240
R. Neil Williams	8/6/2014	3,000			11,580
Patrick Yang	7/1/2014		20,000	3.73	49,106
Patrick Yang	8/6/2014		6,000	3.86	15,240
Patrick Yang	8/6/2014	3,000			11,580
(6)
At December 31, 2014, the following non-employee directors who served during 2014 each held equity awards covering the following aggregate numbers of shares and units:

Name	Outstanding Options (Shares)	Outstanding Stock Awards (Units)
Philippe Boisseau	—	—
Nam-Hai Chua	38,000	3,000
John Doerr	44,000	3,000
Geoffrey Duyk	38,000	3,000
Arthur Levinson	—	—
John Melo	1,422,983	475,999
Carole Piwnica	44,000	3,000
Fernando de Castro Reinach	44,000	3,000
HH Sheikh Abdullah bin Khalifa Al Thani	38,000	3,000
R. Neil Williams	32,000	3,000
Pat Yang(7)	146,000	3,000
(7)
This figure includes 120,000 options which Dr. Yang received for consulting work provided to the Company in 2013 – 2014 prior to his appointment to the Board. Such amount is not reflected above in the table setting forth total compensation paid to directors in 2014.

Narrative to Director Compensation Tables
In December 2010, the Board adopted a director compensation program that took effect on January 1, 2011. In February 2012, October 2013, November 2013 and November 2014, respectively, the Leadership Development and Compensation Committee determined that it would not recommend to the Board any changes to such program for 2012, 2013, 2014 or 2015, respectively. In February 2015, the Board determined that, due to the commitment required for the role and consistent with similarly situated companies, the annual retainer payable to the chair of the audit committee should be increased from $15,000 to $30,000. Under this program, in each case subject to final approval by the Board with respect to equity awards:
•
Each non-employee director receives an annual cash retainer of  $40,000, an initial award of an option to purchase 20,000 shares of our common stock upon joining the Board, and an annual award of an option to purchase 6,000 shares and of 3,000 restricted stock units. The initial option award vests in equal quarterly installments over three years, and the annual option and restricted stock unit awards become fully vested after one year.

•
The chair of the Audit Committee receives an additional annual cash retainer of  $15,000, which as of February 2015, has been increased to $30,000 annually (retroactive to January 1, 2015).

•
The chair of the Leadership Development and Compensation Committee receives an additional annual cash retainer of  $10,000.

•
The chair of the Nominating and Governance Committee receives an additional annual cash retainer of  $9,000.

•
Audit Committee, Leadership Development and Compensation Committee and Nominating and Governance Committee members other than the chair receive an annual retainer of  $7,500, $5,000 and $4,500, respectively.

In general, we pay all the retainers described above quarterly in arrears. In cases where a non-employee director serves for part of the year in a capacity entitling him or her to a retainer payment, the retainer is prorated to reflect his or her period of service in that capacity. Non-employee directors are also eligible for reimbursement of their expenses incurred in attending Board meetings.

Compensation Committee Interlocks and Insider Participation
The members of the Leadership Development and Compensation Committee for fiscal year 2014 were Nam-Hai Chua, John Doerr and Carole Piwnica. None of these directors was an officer or employee of Amyris or any of our subsidiaries in fiscal year 2014, nor are any of these directors former officers of Amyris or any of our subsidiaries. Except as set forth under “Transactions with Related Persons” below, none of these directors has any relationships with us of the type that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors or as a member of the compensation or similar committee of any entity that has one or more executive officers who have served on our Board or Leadership Development and Compensation Committee during fiscal year 2014. Mr. Doerr, Dr. Chua and Ms. Piwnica may be deemed to have interests in certain transactions with us, as more fully described in “Transactions with Related Persons” below.

Transactions with Related Persons
In addition to the compensation arrangements, including employment, termination of employment and change-in-control and indemnification arrangements, discussed, when required, above under “Executive Compensation — Limitation of Liability and Indemnification,” the following is a description of each transaction since the beginning of 2014, and each currently proposed transaction in which:
•
we have been or are to be a participant;

•
the amount involved exceeds $120,000; and

•
any of our directors, executive officers or holders of more than 5% of any class of our capital stock at the time of the transactions in issue, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Total Transactions
Collaboration Agreement and Funding
Collaboration
In June 2010, we entered into a technology license, development, research and collaboration agreement with Total (which is an affiliate of our director, Philippe Boisseau, and which beneficially owned approximately 25.8% of our outstanding common stock as of March 15, 2015. This agreement provided for joint collaboration on the development of products through the use of our synthetic biology platform. In November 2011, we entered into an amendment of the collaboration agreement with Total with respect to development and commercialization of Biofene for fuels. This represented an expansion of the initial collaboration with Total, and established a global, exclusive collaboration for the development of Biofene for fuels and a framework for the creation of a joint venture to manufacture and commercialize Biofene for diesel. In addition, a limited number of other potential products were subject to development for the joint venture on a non-exclusive basis.
In July 2012, we entered into a further amendment of the collaboration agreement with Total that expanded Total’s investment in the Biofene collaboration, incorporated the development of certain joint venture products for use in diesel and jet fuel into the scope of the collaboration, and changed the structure of the funding from Total for the collaboration to include a convertible debt mechanism. Under these agreements, (collectively referred to as the “July 2012 Agreements”), the parties would grant exclusive manufacturing and commercial licenses to the joint venture for the joint venture products (diesel and jet fuel from Biofene) when the joint venture was formed. The licenses to the joint venture were to be consistent with the principle that development, production and commercialization of the joint venture products in Brazil would remain with us unless Total elected, after formation of the operational joint venture, to have such business contributed to the joint venture (see below for additional detail).
With respect to funding from Total for the collaboration, the July 2012 Agreements established a funding framework tied to a series of  “go/no-go” decisions by Total with respect to the fuels collaboration. In conjunction with funding decisions in July 2013 and July 2014, Total would have the right to determine whether or not to proceed and continue funding the program. Then, thirty days following the earlier of the completion of the research and development program and December 31, 2016, Total would have a final opportunity to decide whether or not to proceed with the program — a decision point referred to as a “Final Go/No-Go Decision.” The funding history and structure of the program is described in more detail below; however, the aggregate funding provided by Total under the July 2012 Agreements was $105 million, paid in installments over a period from July 2012 through January 2015, with Amyris convertible promissory notes issued to Total in each closing.
At either of the initial decision points described above (in July 2013 or July 2014), if Total had decided not to continue to fund the program, the outstanding convertible promissory notes issued under this funding structure would have remained outstanding and become payable by us at the maturity date in

March 2017, the research and development program and associated agreements would have terminated, and all rights granted to Total and the joint venture related to Biofene-based diesel and jet fuel would have reverted to us. Total did, however, decide to proceed with funding the program at each of the initial decision points as described in more detail below.
In the Final Go/No-Go Decision, Total could elect whether or not to go forward with the full operational program (which election encompasses the following options: (a) proceed with both diesel and jet fuel, (b) proceed with only the jet fuel component of the program, or (c) elect to cease Total’s participation in the program entirely). In case of a full go decision, the parties would cause the existing joint venture entity to become an operational diesel and jet fuel joint venture and the outstanding notes would be canceled. In case of a go decision only with respect to jet fuel, the parties would cause the existing joint venture entity to become an operational joint venture only for jet fuel (and the rights associated with diesel would terminate), 70% of the outstanding notes would remain outstanding and become payable by us, and 30% of the outstanding notes would be canceled. In case of a no-go decision, the outstanding notes would remain outstanding as described above for the earlier no-go decision opportunities.
In case of a final go decision, if the parties are unable to reach final agreement on the terms (including business plans and budgets) of the operational joint venture, Total would have the right to buy our interest in the operational joint venture. Also, if the operational joint venture is formed, Total would have an option to require us to contribute our Brazil-based fuels business to the operational joint venture at a price based on our historical investment in the Brazil business).
Funding History
Under the July 2012 Agreements, we issued convertible promissory notes (collectively referred to as the “R&D Notes”) to Total for an aggregate of  $30.0 million in new cash and to document $23.3 million in previous funding from Total in the third quarter of 2012 and an additional $30.0 million in new cash in 2013. We issued additional R&D Notes in July 2014 and January 2015 for aggregate cash proceeds of  $21.7 million (in two installments of  $10.85 million). The conversion price of the notes issued in July 2014 and January 2015 were adjusted from $7.0682 per share to $4.11 pursuant to a March 2014 letter agreement between us and Total, which was approved by our stockholders at our 2014 Annual Meeting of stockholders.
As discussed above, upon completion of the research and development program, assuming Total makes a final “Go” decision with respect to commercialization of the products that are the subject of the research and development program, we and Total will operationalize a joint venture company (which was formed in December 2013, but is not currently operational) that has exclusive rights to produce and market renewable diesel and/or jet fuel. Should Total decide not to pursue commercialization, we are obligated to repay the R&D Notes, or Total may elect to convert the principal amount of the R&D Notes into common stock (at an initial conversion price of  $7.0682 per share for those notes issued in 2012, an initial conversion price of $3.08 per share for those notes issued in 2013, and an initial conversion price of  $4.11 per share for those notes issued in July 2014 and January 2015).
Pro Rata Rights
Under the July 2012 Agreements, Total was granted a right to participate in certain future equity or convertible debt financings to preserve its pro rata ownership. The purchase price for the first $30 million of purchases under this pro rata right could, at Total’s option, be paid by cancellation of outstanding R&D Notes held by Total. Total has since, in financings that closed in December 2012, October 2013, December 2013, January 2014 and May 2014 used and extinguished that right.
In December 2012, Total elected to participate in a private placement of our common stock by exchanging approximately $5.0 million of its $53.3 million in senior unsecured convertible promissory notes then outstanding for 1,677,852 of our common stock at a price of  $2.98 per share. As such, $5.0 million of the outstanding $53.3 million in senior unsecured convertible promissory notes was cancelled. Total then purchased approximately $9.3 million of Tranche I Notes (as described below in the transactions completed in connection with the August SPA (as defined below)) through cancellation of same amount of principal of previously outstanding R&D Notes held by Total. Total also later purchased approximately $6.0 million of

Tranche II Notes (as described below in the transactions completed in connection with the August SPA) through cancellation of the same amount of principal of previously outstanding R&D Notes held by Total. Finally, in connection with the 144A Offering (as described below), we used approximately $9.7 million of the net proceeds of the 144A Offering to repay Total such amount of previously issued R&D Notes (representing the amount of notes purchased by Total from Morgan Stanley & Co. (as the initial purchaser) under the 144A Offering). As of March 15, 2015, $75.0 million of R&D Notes remained outstanding.
Additionally, separate from the pro rata rights granted to Total under the July 2012 Agreements, in connection with subsequent investments by Total in Amyris, we granted Total, among other investors, a right of first investment if we sell securities in a private placement financing transaction. With these rights, Total and other investors may subscribe for a portion of any new financing and require us to comply with certain notice periods. Further, Total and other holders of notes issued in the first and second tranches under that certain securities purchase agreement (the “August 2013 SPA”) entered into in August 2013 (or, the “August 2013 Financing”, and the notes issued thereunder, the “Tranche I Notes” and “Tranche II Notes,” respectively) have a right to cancel certain outstanding Tranche I Notes and Tranche II Notes to exercise pro rata rights under the August 2013 SPA. To the extent Total or other investors exercise these rights, it will reduce the cash proceeds we may realize from the relevant financing.
Terms of R&D Notes
The currently outstanding R&D Notes have a March 1, 2017 maturity date. As of March 15, 2015, after cancellation of certain of the R&D Notes, there was $30.0 million in outstanding principal under R&D Notes with a conversion price of  $3.08 per share, there was $21.7 million in outstanding principal under R&D Notes with a conversion price of  $4.11 per share and there was $23.3 million in outstanding principal under R&D Notes with a conversion price of  $7.0682 per share.
The R&D Notes become convertible into common stock or payable by Amyris to Total depending on various conditions, including whether or not Total makes “Go” or “No-Go” decisions as described above. Specifically, each R&D Note becomes convertible into our common stock (i) within 10 trading days prior to maturity (if it is not canceled prior to its maturity date based on a go decision), (ii) on a change of control of Amyris, (iii) if Total is no longer our largest stockholder following a no-go decision, and (iv) on our default. If Total makes a final go decision, then the R&D Notes will be exchanged by Total for equity interests in the fuels joint venture contemplated by the collaboration, after which the R&D Notes will not be convertible and any obligation to pay principal or interest on the R&D Notes will be extinguished. If Total makes a no-go or a partial go decision, all or a portion of the outstanding R&D Notes will remain outstanding and become payable at maturity.
The R&D Notes bear interest of 1.5% per year (with a default rate of 2.5%), accruing from date of funding and payable at maturity or on conversion or a change of control where Total exercises a right to require us to repay the R&D Notes. Accrued interest is canceled if the R&D Notes are canceled based on a go decision. The conversion price of the R&D Notes is subject to adjustment for proportional adjustments to outstanding common stock and under anti-dilution provisions in case of certain dividends and distributions. Total has a right to require repayment of 101% of the principal amount of the R&D Notes in the event of a change of control of Amyris and the R&D Notes provide for payment of unpaid interest on conversion following such a change of control if Total does not require such repayment. The R&D Notes and the associated purchase agreement include covenants regarding payment of interest, maintenance of our listing status, limitations on debt, maintenance of corporate existence, and filing of reports with the SEC. The R&D Notes include standard events of default resulting in acceleration of indebtedness, including failure to pay, bankruptcy and insolvency, cross-defaults, and breaches of the covenants in the R&D Notes and purchase agreement, with added default interest rates and associated cure periods applicable to the covenant regarding Securities and Exchange Commission reporting.
Pilot Plant Agreements.
In May 2014, we entered into a Pilot Plant Services Agreement and a Sublease Agreement (together with the Pilot Plant Services Agreement, the “Pilot Plant Agreements”) with Total. The Pilot Plant Agreements generally have a term of five years. Under the terms of the Pilot Plant Services Agreement, we agreed to provide certain fermentation and downstream separations scale-up services and training to Total and receive an aggregate annual fee payable by Total for all services in the amount of up to approximately $0.9 million. Under the Sublease Agreement, we receive an annual base rent payable by Total of approximately $0.1 million.
Private Placements of Convertible Promissory Notes
January 2014 Closing of August 2013 Financing
In August 2013, we entered into a securities purchase agreement (or the “August SPA”), for the sale and issuance of two tranches of senior convertible promissory notes (collectively referred to as the “Tranche Notes”) to Maxwell and Total, each of whom are our existing stockholders. The August SPA contemplated the sale of up to an aggregate of  $73.1 million in principal amount of the Tranche Notes in a private placement from registration under the Securities Act, in an initial tranche of  $42.7 million in aggregate principal amount and a second tranche of  $30.5 million in aggregate principal amount.
Amendments to August SPA
In October 2013, we entered into Amendment No. 1 to the August SPA with Maxwell, Total and certain entities affiliated with FMR LLC (referred to as the “Fidelity Purchasers”). Based on a Schedule 13G/A filed by FMR LLC in February 2014, FMR LLC, was a beneficial owner of more than 5% of our outstanding common stock during 2014, including by virtue of certain previously issued convertible promissory notes. The first amendment to the August SPA added the Fidelity Purchasers as purchasers under the August SPA, and provided for the sale of  $7.6 million of additional Tranche Notes to the Fidelity Purchasers in the initial tranche. The additional Tranche Notes to be sold to Fidelity also caused an adjustment to the pro rata amount to be purchased by Total in the initial tranche. Also in October 2013, we sold and issued Tranche Notes from the first tranche under the August SPA, as amended, for a total of approximately $51.8 million of the Tranche I Notes. At such closing, Maxwell purchased $35.0 million of the Tranche I Notes through cancellation of the outstanding principal amount of a bridge loan of the same principal amount provided by Maxwell in early October 2013 as an advance on the closing to occur later in October 2013, Total purchased approximately $9.3 million of the Tranche I Notes through cancellation of same amount of principal of outstanding R&D Notes, and Fidelity purchased approximately $7.6 million of the Tranche I Notes through payment of cash.
In December 2013, we entered into Amendment No. 2 of the August SPA, under which a fund affiliated with Wolverine Asset Management, LLC (or “Wolverine”) was added as a purchaser of  $3.0 million of Tranche II Notes, and the parties agreed to proceed with a second tranche-closing under the August SPA. At the second-tranche closing, which we completed in January 2014, Maxwell purchased $25.0 million of Tranche II Notes for cash and Wolverine purchased $3.0 million of Tranche II Notes for cash. Total also purchased approximately $6.0 million of second-tranche notes through cancellation of the same amount of principal of outstanding R&D Notes.
Terms of the Second Tranche Notes Issued in 2014
Each Tranche II Note is due five years after the date of the first issuance of the Tranche II Notes and has a conversion price equal to $2.87 subject to adjustment as described below. Specifically, the Tranche II Notes are convertible at the option of the holder (i) at any time 12 months after issuance, (ii) on a change of control of Amyris, and (iii) upon the occurrence of an event of default. Each Tranche II Note accrues interest from the date of issuance until the earlier of the date that such Tranche II Note is converted into common stock or repaid in full. Interest accrues at a rate per annum equal to 10.00%, compounded annually (with graduated interest rates of 13% applicable to the first 180 days and 16% applicable thereafter as the sole remedy should we fail to maintain NASDAQ listing status or at 12% for all other defaults). Interest for the first 36 months is payable in kind and added to principal every year following the issue date and thereafter, we may continue to pay interest in kind by adding to principal on every year anniversary of the issue date or may elect to pay interest in cash.
The conversion price of the Tranche II Notes was subject to adjustment (i) for proportional adjustments to outstanding common stock in case of certain dividends and distributions, (ii) under anti-dilution provisions if any securities are issued with an effective price per share less than the conversion price then in effect for such notes, and (iii) with respect to Tranche II Notes held by any purchaser other than Total, in the event that Total exchanges existing convertible notes for new securities of Amyris in connection with future financing transactions in excess of its pro rata amount. The purchasers have a right to require repayment of 101% of the principal amount of the Tranche II Notes in the event of a change of control of Amyris and the Tranche II Notes provide for payment of unpaid interest on conversion following such a change of control if the purchasers do not require such repayment. The August SPA, as amended, and Tranche II Notes include covenants regarding payment of interest, maintenance of our listing status, limitations on debt and on certain liens, maintenance of corporate existence, and filing of reports with the SEC. The Tranche II Notes include standard events of default resulting in acceleration of indebtedness, including failure to pay, bankruptcy and insolvency, cross-defaults, and breaches of the covenants in the August SPA and Tranche II Notes, with default interest rates and associated cure periods applicable to the covenant regarding SEC reporting.
Registration Rights
Under the August SPA, as amended in December 2013, we entered into a December 2013 amendment to our existing Amended and Restated Investors’ Rights Agreement (which amendment added purchasers of Tranche Notes as parties to such rights agreement) and a December 2013 letter agreement providing certain registration rights to holders of the Tranche Notes. In April 2014, we amended the letter agreement to modify the registration rights of such holders under the December 2013 letter agreement. The December 2013 letter agreement set forth certain obligations for us in addition to our obligations under our existing investors’ rights agreement, including the obligation to register the resale of shares of common stock that may become issuable upon conversion of the Tranche Notes. Under the terms of the letter agreement, we were originally required to file a registration statement within 30 days of the first issuance of the Tranche II Notes and to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as soon as practicable and no later than the 90th day following the first issuance of such notes (with a 30-day extension of such deadline if the SEC had comments on the registration statement). In April 2014, we entered into an amendment of the letter agreement, which provided, among other things, that the holders of the Tranche Notes would be entitled to the registration of the resale of shares of common stock that may become issuable upon conversion of the Tranche Notes only upon the written request of any of such holders. Upon any such written request, we would then be required to register the resale of shares of common stock that may become issuable upon conversion of the Tranche Notes within 30 days of such written notice and the effectiveness deadlines described above would then apply.
144A Convertible Note Offering
In May 2014, we entered into a Purchase Agreement with Morgan Stanley & Co. LLC, as the initial purchaser (or the “Initial Purchaser”), relating to the sale of  $75.0 million aggregate principal amount of our 6.50% Convertible Senior Notes due 2019 (or the “144A Notes”) to the Initial Purchaser in a private placement, and for initial resale by the Initial Purchaser to certain qualified institutional buyers (or the “144A Offering”). In addition, as described above, in connection with obtaining a waiver from Total of its preexisting contractual right to exchange R&D Notes previously issued by Amyris for new notes issued in the offering, we used approximately $9.7 million of the net proceeds to repay previously issued R&D Notes (representing the amount of 144A Notes purchased by Total from the Initial Purchaser). Additionally, Foris Ventures, LLC (or “Foris”) (a fund affiliated with John Doerr) and Maxwell each participated in the 144A Offering and purchased $5.0 million and $10.0 million, respectively, of the 144A Notes sold thereunder.
The 144A Notes bear interest at a rate of 6.50% per year, payable semiannually in arrears on May 15 and November 15 of each year. The 144A Notes will mature on May 15, 2019 unless earlier converted or repurchased. The 144A Notes are convertible into shares of our common stock at any time prior to the close of business day on May 15, 2019. The 144A Notes have an initial conversion rate of 267.0370 shares of common stock per $1,000 principal amount of 144A Notes (subject to adjustment in certain circumstances). This represents an initial effective conversion price of approximately $3.74 per share of common stock. For any conversion on or after May 15, 2015, in the event that the last reported sale price of our common stock for 20 or more trading days (whether or not consecutive) in a period of 30 consecutive trading days ending within five trading days immediately prior to the date we receive a notice of conversion exceeds the conversion price of  $3.74 per share on each such trading day, the holders, in addition to the shares deliverable upon conversion, will be entitled to receive a cash payment equal to the present value of the remaining scheduled payments of interest that would have been made on the 144A Notes being converted from the conversion date to the earlier of the date that is three years after the date we receive such notice of conversion and maturity (May 15, 2019). In the event of a fundamental change, as defined in the Indenture, holders of the 144A Notes may require us to purchase all or a portion of the 144A Notes at a price equal to 100% of the principal amount of the 144A Notes, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date. Holders of the 144A Notes who convert their 144A Notes in connection with a make-whole fundamental change will receive additional shares representing the present value of the remaining interest payments which will be computed using a discount rate of 0.75%. If a holder of 144A Notes elects to convert their 144A Notes prior to the effective date of any make-whole fundamental change, such holder will not be entitled to an increased conversion rate in connection with such conversion.
Naxyris Securities Purchase Agreement
In March 2015 we entered into a Securities Purchase Agreement (or the “Naxyris SPA”) for the sale of up to $10.0 million in principal amount of an unsecured convertible note of Amyris (or the “Naxyris Note”) to Naxyris, SA (or “Naxyris”) (an affiliate of our director, Carole Piwnica, and which beneficially owned 7.1% of our outstanding common stock as of March 15, 2015). The Naxyris SPA contemplates that the Naxyris Note may be issued in one closing to occur at any time prior to the earlier of March 31, 2016 or Amyris completing a new financing (or series of financings) of equity, debt or similar instruments in the amount of at least $10.0 million in the aggregate (excluding amounts that may be raised under existing commitments and agreements in existence as of March 30, 2015), following the satisfaction of certain closing conditions, including the receipt of certain third party consents, and required that we pay a commitment availability fee of  $0.2 million to Naxyris on April 1, 2015.
We may prepay the Naxyris Note (if issued) at any time, and if not prepaid, the Naxyris Note is due on the earlier of May 31, 2016 or earlier termination (e.g. in the event of a new capital financing described above) (or the “Maturity Date”). The Naxyris Note would accrue interest at a rate of 11.0% per annum compounding quarterly and payable with the principal at maturity. Upon any draw of the Naxyris Note, we would be obligated to pay Naxyris a borrowing fee equal to $0.3 million (or the “Borrowing Fee”). The Borrowing Fee would not be due if we do not elect to draw the Naxyris Note under the facility.
The Naxyris Note, including the Borrowing Fee and any accrued interest, would be convertible, at Naxyris’ election, into our common stock any time after the Maturity Date, at a conversion price per share equal to $2.35, the last consolidated closing bid price of our common stock on NASDAQ prior to our entry into the Naxyris SPA, subject to adjustment based on proportional adjustments to outstanding common stock and certain dividends and distributions. The Naxyris Note includes standard covenants and events of default resulting in acceleration of indebtedness, including failure to pay, bankruptcy and insolvency, and breaches of the covenants in the Naxyris SPA and Naxyris Note.
The Naxyris SPA also requires us, at or prior to any closing thereunder, to enter into an Amendment No. 6 to our existing Amended and Restated Investors’ Rights Agreement between us and certain of our investors, and, under the Naxyris Note, unless waived by Naxyris, we agreed to use our commercially reasonable efforts to register the common stock issuable upon conversion of the Naxyris Note if the Naxyris Note is not repaid by the Maturity Date. Under the Amended and Restated Investors’ Rights Agreement, as amended, certain holders of our outstanding securities can request the filing of a registration statement under the Securities Act of 1933, as amended, covering the shares of common stock held by (or issued upon conversion of other Amyris securities, including the Naxyris Note) the requesting holders. Further, under the Amended and Restated Investors’ Rights Agreement, as amended, if we register securities for public sale, the stockholders with such registration rights have the right to include their shares of our common stock in the registration statement. Amendment No. 6 to the Amended and Restated Investors’ Rights Agreement would extend such rights to the common stock issuable upon conversion of the Naxyris Note.
The proposed sale and issuance of the Naxyris Note is intended to be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof and Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.

Participation in Convertible Note Offerings by Related Parties.
Although none of our executive officers or directors purchased 144A Notes directly in the144A Offering, entities affiliated with certain directors did participate. Each of Total, Maxwell and Foris purchased 144A Notes in such offering and was the beneficial owner of more than 5% of our outstanding common stock at the time of the 144A Offering and, in the case of Total and Foris, was affiliated with a member of our Board of Directors. In the 144A Offering, Total, an affiliate of Philippe Boisseau, purchased $9.7 million of the 144A Notes and Foris, an affiliate of John Doerr, purchased $5.0 million of the 144A Notes. Maxwell, which purchased $10.0 million of the 144A Notes, designated Nam-Hai Chua to serve on our Board pursuant to a February 2012 agreement. In the case of the Naxyris SPA (and the other agreements, instruments and transactions contemplated thereby), Naxyris, an affiliate of our director Carole Piwnica and the beneficial owner of approximately 7.1% of our outstanding common stock as of March 15, 2015, is a party to such agreement.
Indemnification Arrangements
Please see “Executive Compensation — Limitation of Liability and Indemnification” above for information on our indemnification arrangements with our directors and executive officers.
Executive Compensation and Employment Arrangements
Please see “Executive Compensation” for information on compensation arrangements with our executive officers, including option grants and agreements with executive officers.
Related Person Transaction Policy
Our policy adopted by the Board requires that any transaction with a related party that must be reported under applicable SEC rules, other than compensation related matters, must be reviewed and approved or ratified by our Audit Committee. Another independent body of the Board must provide such approval or ratification if the related party is, or is associated with, a member of the Audit Committee or if it is otherwise inappropriate for the Audit Committee to review the transaction. The Audit Committee has not adopted policies or procedures for review of, or standards for approval of, these transactions.
Householding of Proxy Materials
The Securities and Exchange Commission has adopted rules that permit companies and Intermediaries to satisfy the delivery requirements for proxy statements and annual reports, including Notices of Internet Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are Amyris stockholders may be “householding” our proxy materials. A single copy of the Notice or other proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or other proxy materials, you may: (1) notify your broker; (2) direct your written request to Amyris Investor Relations at 5885 Hollis Street, Suite 100, Emeryville, California 94608 or to investor@amyris.com; or (3) contact Amyris Investor Relations at (510) 740-7481. Stockholders who currently receive multiple copies of the Notice or other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice to a stockholder at a shared address to which a single copy of the documents was delivered.

Available Information
We will provide to any stockholder entitled to vote at our 2015 Annual Meeting of Stockholders, at no charge, a copy of our Annual Report on Form 10-K for fiscal year 2014 filed with the Securities and Exchange Commission on March 31, 2015, including the financial statements and the financial statement schedules contained in the Form 10-K. We make our Annual Report on Form 10-K, as well as our other SEC filings, available free of charge through the investor relations section of our website located at http://investors.amyris.com/index.cfm as soon as reasonably practicable after they are filed with or furnished to the Securities and Exchange Commission. Information contained on or accessible through our website or contained on other websites is not deemed to be part of Proxy Statement. In addition, you may request a copy of the Annual Report on Form 10-K in writing by sending an e-mail request to Amyris Investor Relations at investor@amyris.com, calling (510) 740-7481, or writing to Amyris Investor Relations at 5885 Hollis Street, Suite 100, Emeryville, California 94608.
Incorporation of Information by Reference
The Securities and Exchange Commission allows us to “incorporate by reference” certain information we file with the Securities and Exchange Commission, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement. We incorporate herein the following information contained in or attached to our Annual Report on Form 10-K filed on March 31, 2015 and being delivered to stockholders along with this Proxy Statement: (1) the information under the heading “Executive Officers of the Registrant” in Item 1A, (2) Item 7 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (3) Item 7A entitled “Quantitative and Qualitative Disclosures About Market Risk,” (4) Item 8 entitled “Financial Statements and Supplementary Data” and (5) Item 9 entitled “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.”
Stockholder Proposals to be Presented at Next Annual Meeting
Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2016, we must receive the proposal at our principal executive offices, addressed to the Secretary, no later than December 8, 2015. In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2016 annual meeting so long as we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Secretary at our principal executive offices, not later than March 6, 2016 nor earlier than February 5, 2016.

Other Matters
The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
BY ORDER OF THE BOARD OF DIRECTORS

Nicholas Khadder
SVP, General Counsel and Secretary
Emeryville, California
April 6, 2015

Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. _ INTERNET/MOBILE – www.proxypush.com/amrs Use the Internet to vote your proxy until 11:59 p.m. (PT) on May 19, 2015. _PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (PT) on May 19, 2015. _ MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 The Board of Directors Recommends a Vote FOR all Proposals. The Board of Directors recommends a vote FOR all of the following nominees. 1. Election of the three Class II directors nominated 01 Nam-Hai Chua Vote FOR Vote WITHHELD by the Board of Directors to serve on the Board 02 John Melo all nominees from all nominees of Directors for a three-year term. 03 R. Neil
Williams (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) The Board of Directors recommends a vote FOR the following proposal. 2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: Date _____________________________________ TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

proxy PROXY FOR 2015 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMYRIS, INC. The signer of this proxy hereby appoints John Melo, Raffi Asadorian and Nicholas Khadder, and each of them, with full power of substitution, to represent the signer and to vote all of the shares of stock in Amyris, Inc. (the “Company”) that the signer is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at the Company’s headquarters, 5885 Hollis Street, Suite 100, Emeryville, California on Wednesday, May 20, 2015 at 2:00 p.m. Pacific Time and at any continuation, adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting. The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR the election of all the nominees listed on the reverse side for the Board of Directors, and FOR Proposal 2. See reverse for voting instructions. AMYRIS, INC. ANNUAL MEETING OF STOCKHOLDERS Wednesday, May 20, 2015 2:00 p.m. Pacific Time 5885 Hollis Street Suite 100 Emeryville,
California Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 20, 2015. The Proxy Statement and our 2014 Annual Report to Stockholders are available at http://www.allianceproxy.com/amyris/2015